Exhibit 10.11

Execution Copy

CREDIT AGREEMENT

dated as of June 14, 2006

among

VANGUARD CAR RENTAL USA HOLDINGS INC.,

as US Borrower,

NATIONAL CAR RENTAL (CANADA) INC.,

as Canadian Borrower,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

J.P. MORGAN SECURITIES INC.

and

LEHMAN BROTHERS INC.,

as Sole Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents,

LEHMAN COMMERCIAL PAPER INC.,

BANK OF MONTREAL

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

BANK OF MONTREAL

as Canadian Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent

$975,000,000 Senior Secured Credit Facilities

i

4.4.	Corporate Power; Authorization; Enforceable Obligations	61
4.5.	No Legal Bar	62
4.6.	No Material Litigation	62
4.7.	No Default	62
4.8.	Ownership of Property; Liens	62
4.9.	Intellectual Property	62
4.10.	Taxes	62
4.11.	Federal Regulations	62
4.12.	Labor Matters	63
4.13.	Pension and Benefit Plans	63
4.14.	Investment Company Act; Other Regulations	64
4.15.	Subsidiaries	64
4.16.	Use of Proceeds	64
4.17.	Environmental Matters	64
4.18.	Accuracy of Information, etc	65
4.19.	Security Documents	66
4.20.	Solvency	67
4.21.	Regulation H	67
4.22.	Deposit Accounts	67

Section 5. CONDITIONS PRECEDENT		67
5.1.	Conditions to Initial Extension of Credit	67
5.2.	Conditions to Each Extension of Credit	70

Section 6. AFFIRMATIVE COVENANTS		70
6.1.	Financial Statements	70
6.2.	Certificates; Other Information	71
6.3.	Payment of Obligations	72
6.4.	Conduct of Business and Maintenance of Existence; Compliance	72
6.5.	Maintenance of Property; Insurance	72
6.6.	Inspection of Property; Books and Records; Discussions	73
6.7.	Notices	73
6.8.	Environmental Laws	74
6.9.	Interest Rate Protection	.74
6.10.	Additional Collateral, etc	74
6.11.	Further Assurances	75
6.12.	Ratings	75
6.13.	Cash Management	75
6.14.	Post Closing Matters	76

Section 7. NEGATIVE COVENANTS		76
7.1.	Financial Condition Covenants	76
7.2.	Limitation on Indebtedness	77
7.3.	Limitation on Liens	79
7.4.	Limitation on Fundamental Changes	81
7.5.	Limitation on Disposition of Property	82
7.6.	Limitation on Restricted Payments	83
7.7.	Limitation on Capital Expenditures	84
7.8.	Limitation on Investments	84
7.9.	Limitation on Transactions with Affiliates	86
7.10.	Limitation on Sales and Leasebacks	87

7.11.	Limitation on Changes in Fiscal Periods	87
7.12.	Limitation on Negative Pledge Clauses	87
7.13.	Limitation on Restrictions on Subsidiary Distributions	88
7.14.	Limitation on Lines of Business	88
7.15.	Limitation on Hedge Agreements	88
7.16.	Permitted Vehicle Indebtedness	89

Section 8. EVENTS OF DEFAULT		89

Section 9. THE AGENTS		93
9.1.	Appointment	93
9.2.	Delegation of Duties	93
9.3.	Exculpatory Provisions	93
9.4.	Reliance by Agents	93
9.5.	Notice of Default	94
9.6.	Non-Reliance on Agents and Other Lenders	94
9.7.	Indemnification	94
9.8.	Agent in Its Individual Capacity	95
9.9.	Successor Agents	95
9.10.	Authorization to Release Liens and Guarantees	96
9.11.	The Arrangers; the Syndication Agents; the Documentation Agent; the Joint Bookrunners	96
9.12.	Withholding Tax	96

Section 10. MISCELLANEOUS		97
10.1.	Amendments and Waivers	97
10.2.	Notices	98
10.3.	No Waiver; Cumulative Remedies	101
10.4.	Survival of Representations and Warranties	101
10.5.	Payment of Expenses	101
10.6.	Successors and Assigns; Participations and Assignments	102
10.7.	Adjustments; Set-off	106
10.8.	Counterparts	106
10.9.	Severability	106
10.10.	Integration	107
10.11.	GOVERNING LAW	107
10.12.	Submission To Jurisdiction; Waivers	107
10.13.	Acknowledgments	107
10.14.	Confidentiality	108
10.15.	Release of Collateral and Guarantee Obligations	108
10.16.	Accounting Changes	109
10.17.	Authorization to Enter Into Standstill Letter	109
10.18.	WAIVERS OF JURY TRIAL	109
10.19.	Judgment Currency	110

ANNEXES:
A	Pricing Grid
B-l	Term Loan Commitments
B-2	US Revolving Credit Commitments
B-3	Canadian Revolving Commitments

SCHEDULES:

1.1A	Mortgaged Properties
1.1B	Real Property
1.1C	Finance Companies
1.1D	Specified Hedge Agreements
1.1E	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.9	Intellectual Property
4.15	Subsidiaries
4.19(a)-l	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	Financing Statements Under Personal Property Security Legislation
4.l9(a)-4	UCC Financing Statements to be Terminated
4.19(c)	Mortgage Filing Jurisdictions
5.1(d)	Organizational Structure and Capital Structure
6.14	Post Closing Matters
7.2(m)	Existing Indebtedness
7.3(e)	Existing Liens
7.9(e)	Affiliate Transactions

EXHIBITS:

A-l	Form of Guarantee and Collateral Agreement
A-2	Form of Direct Parent Pledge Agreement
A-3	Form of Canadian Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F-l	Form of Legal Opinion of Schulte Roth & Zabel LLP
F-2	Form of Legal Opinion of Cassels, Brock & Blackwell LLP
F-3	Form of Legal Opinion of Tripp Scott, P.A.
G-1	Form of Term Note
G-2	Form of US Revolving Credit Note
G-3	Form of Swing Line Note
G-4	Form of Canadian Revolving Credit Note
G-5	Form of Parent Promissory Note
G-6	Form of Discount Note
H	Form of Exemption Certificate
I	Form of Borrowing Notice
J	Form of Lender Addendum
K	Form of Standstill Letter

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of June 14, 2006, is entered into by and among VANGUARD CAR RENTAL USA HOLDINGS INC., a Delaware corporation (the “US Borrower”), NATIONAL CAR RENTAL (CANADA) INC., an Ontario corporation (the “Canadian Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), J.P. MORGAN SECURITIES INC. (“JPMorgan”) and LEHMAN BROTHERS INC. (“Lehman Brothers”), as Sole Joint Lead Arrangers and Joint Bookrunners (together in such capacity, the “Arrangers”), GSCP and JP MORGAN CHASE BANK, N.A. (“JPMCB”), as Co-Syndication Agents (together in such capacity, the “Syndication Agents”), LEHMAN COMMERCIAL PAPER INC., BANK OF MONTREAL and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (together in such capacity, the “Documentation Agents”), BANK OF MONTREAL, as Canadian Agent, (together with its permitted successors in such capacity, the “Canadian Agent”) and GSCP, as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).

SECTION 1. DEFINITIONS

1.1.          Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptance Fee”: as defined in Section 2.15(d).

“Acquisition”: any acquisition, whether in a single transaction or series of related transactions, by the US Borrower or any Subsidiary of (a) all or a substantial part of the assets, or of a business, unit or divisions, of any Person, whether through the purchase of assets or securities, by merger or otherwise; (b) any Person that becomes a Subsidiary after giving effect to such acquisition; or (c) control (as defined in clause (b) of the definition of “Affiliate”) of a partnership, joint venture or other Person.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person (other than securities having such power only upon the occurrence of a contingency which has not yet occurred) or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents, the Canadian Agent, the Administrative Agent and the Arrangers.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s US Revolving Credit Commitment then in effect or, if the US Revolving Credit Commitments have been terminated, the amount of such Lender’s US Revolving Extensions of Credit then outstanding and (iii) the amount of such Lender’s Canadian Revolving Credit Commitment then in effect or, if the Canadian Revolving Credit Commitments have been terminated, the amount of such Lender’s Canadian Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, dated as of June 14, 2006, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans	Canadian Prime Rate Loans	Acceptance Fee
US Revolving Credit Facility (including Swing Line Loans)	1.50%	2.50%	N/A	N/A
Term Loan Facility	2.00%	3.00%	N/A	N/A
Canadian Revolving Credit Facility	N/A	N/A	1.50%	2.50%

provided, that, on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the US Borrower after the Closing Date, the Applicable Margins with respect to US Revolving Credit Loans, Canadian Revolving Credit Loans and Swing Line Loans will be determined pursuant to the Pricing Grid set forth on Annex A.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Arrangers”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 7.5(a), Section 7.5(b), Section 7.5(c), Section 7.5(d), Section 7.5(e), Section 7.5(g), Section
7.5(h), Section 7.5(i), Section 7.5(j), Section 7.5(l), or Section 7.5(m)), which yields gross proceeds to the US Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“Available Canadian Revolving Credit Commitment”: with respect to any Canadian Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Canadian Revolving Credit Commitment then in effect over (b) such Lender’s Canadian Revolving Extensions of Credit then outstanding.

“Available US Revolving Credit Commitment”: with respect to any US Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s US Revolving Credit Commitment then in effect over (b) such Lender’s US Revolving Extensions of Credit and Canadian Revolving Extensions of Credit (converted to Dollars at the Exchange Rate) then outstanding; provided, that in calculating any Lender’s US Revolving Extensions of Credit for the purpose of determining such Lender’s Available US Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“BA Equivalent Loan”: a Canadian Revolving Credit Loan made by a Non BA Lender evidenced by a Discount Note.

“Banker’s Acceptance”: means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Canadian Revolving Credit Lender and includes a Discount Note.

“Base Rate”: means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: the US Borrower or the Canadian Borrower.

“Borrowing Date”: any Business Day specified by the US Borrower or Canadian Borrower, as applicable, as a date on which the US Borrower or the Canadian Borrower, as applicable, requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from or on behalf of the US Borrower or the Canadian Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to the Administrative Agent or the Canadian Agent, as applicable.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York and, in the case of any Canadian Revolving Credit Loans and Canadian Letters of Credit, Toronto, Canada, are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits and, in the case of any Canadian Revolving Credit Loans and Canadian Letters of Credit, Canadian Dollar deposits in the London interbank euro dollar market.

“Canadian Agent”: as defined in the preamble hereto.

“Canadian Benefit Plans”: all material employee benefit plans maintained or contributed to by the Canadian Borrower that are not Canadian Pension Plans including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all material life, health, dental and disability plans and arrangements in which the employees or former employees of the Canadian Borrower participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Borrower”: as defined in the preamble hereto.

“Canadian Collateral”: all Property of the Canadian Borrower and any Property of Alamo Rent-A-Car (Canada) Inc., a Florida corporation, that is located in Canada, in each case now owned or hereafter acquired, upon which a Lien is purported to be created by any Canadian Collateral Agreement, but does not include any interest the Canadian Borrower has in the NT Limited Partnership as more specifically set out in its Canadian Collateral Agreement.

“Canadian Collateral Agreements”: (i) the General Security Agreement to be executed and delivered by the Canadian Borrower and the General Security Agreement to be executed and delivered by the Alamo Rent-A-Car (Canada) Inc., a Florida corporation, in each case substantially in the form of Exhibit A-3 and (ii) any additional agreements delivered to establish a security interest in the Canadian Collateral.

“Canadian Dollars” and “Cdn. $”: lawful currency of Canada.

“Canadian Dollar Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.

“Canadian Funding Office”: the office specified from time to time by the Canadian Agent as its funding office by notice to the Canadian Borrower, the Administrative Agent and the Lenders.

“Canadian Issuing Lender”: any Canadian Revolving Credit Lender from time to time designated by the US Borrower or the Canadian Borrower as a Canadian Issuing Lender with the consent of such Canadian Revolving Credit Lender and the Canadian Agent; provided that no Non-Canadian Lender shall become a Canadian Issuing Lender.

“Canadian L/C Commitment”: $25,000,000.

“Canadian L/C Obligations”: at any time, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of drawings under the Canadian Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“Canadian L/C Participants”: with respect to any Canadian Letter of Credit, the collective reference to the Canadian Revolving Credit Lenders other than the Canadian Issuing Lender that issued such Canadian Letter of Credit.

“Canadian Letters of Credit”: as defined in Section 3.1 (b).

“Canadian Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Canadian Revolving Credit Loans and Canadian Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, bankruptcy, reorganization, arrangement or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Canadian Revolving Credit Loans, the Canadian Reimbursement Obligations and all other obligations and liabilities of the Canadian Borrower to the Administrative Agent, the Canadian Agent or to any Canadian Revolving Credit Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement, any other Loan Document, the Canadian Letters of Credit, or any other document made, delivered or given in connection herewith or therewith by the Canadian Borrower, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Canadian Agent or to any Canadian Revolving Credit Lender required to be paid by the Canadian Borrower pursuant hereto) or otherwise, in all cases in respect of the Canadian Revolving Credit Facility only.

“Canadian Payment Office”: the office specified from time to time by the Canadian Agent as its payment office by notice to the Canadian Borrower and the Canadian Revolving Credit Lenders.

“Canadian Pension Plans”: any plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by the Canadian Borrower (for the benefit of Canadian employees), or the Canadian employees or former Canadian employees.

“Canadian Prime Rate”: on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada and (b) the CDOR Rate in effect from time to time plus 75 basis points per annum. Any change in the Canadian Prime Rate shall be effective as of the opening of business on the date the change becomes effective generally. The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Canadian Prime Rate Loans”: Canadian Revolving Credit Loans which are denominated in Canadian Dollars and in respect of which the Canadian Borrower is obligated to pay interest in accordance with Section 2.15 at the Canadian Prime Rate.

“Canadian Reimbursement Obligations”: the Reimbursement Obligations owing by the Canadian Borrower.

“Canadian Required Lenders”: at any time, the holders of more than 50% the Total Canadian Revolving Credit Commitments then in effect or, if the Canadian Revolving Credit Commitments have been terminated, the Total Canadian Revolving Extensions of Credit then outstanding.

“Canadian Revolving Credit Commitment”: as to any Canadian Revolving Credit Lender, the obligation of such Canadian Revolving Credit Lender, if any, to make Canadian Revolving Credit Loans and participate in and Canadian Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Revolving Credit Commitment” opposite such Canadian Revolving Credit Lender’s name on Annex B-3, or, as the case may be, in the

Assignment and Acceptance pursuant to which such Canadian Revolving Credit Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of Canadian Revolving Credit Commitments is $25,000,000.

“Canadian Revolving Credit Commitment Period”: the period from and including the Closing Date to the Canadian Revolving Credit Termination Date.

“Canadian Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Canadian Revolving Credit Lender”: each Lender that has a Canadian Revolving Credit Commitment or that is the holder of Canadian Revolving Credit Loans, including the Canadian Issuing Lender and the Canadian Agent; provided that no Non-Canadian Lender shall be Canadian Revolving Credit Lender.

“Canadian Revolving Credit Loans”: as defined in Section 2.4(d).

“Canadian Revolving Credit Percentage”: as to any Canadian Revolving Credit Lender at any time, the percentage which such Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment then constitutes of the aggregate Canadian Revolving Credit Commitments (or, at any time after the Canadian Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Canadian Revolving Credit Lender’s Canadian Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate Canadian Revolving Extensions of Credit then outstanding).

“Canadian Revolving Credit Termination Date”: the sixth anniversary of the Closing Date.

“Canadian Revolving Extensions of Credit”: as to any Canadian Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Canadian Revolving Credit Loans made by such Canadian Revolving Credit Lender then outstanding and (b) such Canadian Revolving Credit Lender’s Canadian Revolving Credit Percentage of the Canadian L/C Obligations then outstanding.

“Canadian Subsidiaries”: the Canadian Borrower, National Car Rental System (Canada) Inc. and each other Subsidiary of the Canadian Borrower, to the extent such Subsidiary is organized under the laws of Canada or any province thereof.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, excluding, for the avoidance of doubt, the acquisition or leasing in the ordinary course of business of buses and service vehicles (in an amount not to exceed $5,000,000 for such period) and motor vehicles held for rental or lease in the operation of such Person’s business, provided, that “Capital Expenditures” shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with proceeds of insurance received from a Recovery Event, (ii) which constitute an Acquisition permitted under Section 7.8(j), or (iii) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with a Reinvestment Deferred Amount in accordance with Section 2.12(c).

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralization Requirements”: any cash or Cash Equivalents provided as credit enhancement or collateral for Permitted Vehicle Indebtedness based upon the criteria of rating agencies, the lenders or providers of such Permitted Vehicle Indebtedness, or any providers of other credit enhancement for such Permitted Vehicle Indebtedness (including, any issuer of credit insurance or letters of credit).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or the Government of Canada and backed by the full faith and credit of the United States of America or the Government of Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or Canada or any state or province thereof and having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 90 days with respect to securities issued or fully guaranteed or insured by the United States government or the Government of Canada; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States, or by any political subdivision or taxing authority of the United States of America or Canada, the securities of which state, province, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control”: the occurrence of any of the following events: (a) the Sponsor shall fail to own beneficially (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as in effect on the Closing Date), directly or indirectly, in the aggregate Capital Stock representing at least 51% (or, at any time from and after an IPO, at least 30%) of (i) the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the US Borrower and (ii) the common economic interest represented by the issued and outstanding Capital Stock of the US Borrower; or (b) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than the Sponsor, shall own beneficially (as defined above), directly or indirectly, in the aggregate Capital Stock representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the US Borrower than the percentage of such ordinary voting power owned beneficially (as defined above) at such time by the Sponsor; or (c) the board of directors of the US Borrower shall cease to consist of a majority of Continuing Directors; or (d) 100% of each class of outstanding Capital Stock of the US Borrower ceases to be owned and controlled, of record and beneficially, directly free and clear of all Liens (except Liens created by the Direct Parent Pledge Agreement) by the Direct Parent.

“CDOR Rate”: on any day, the annual rate of interest which is the arithmetic average of the rates for the applicable Interest Period for Canadian Dollar Banker’s Acceptances issued by Schedule I Lenders identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Canadian Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates of Canadian Dollar Banker’s Acceptances having a term equal to such Interest Period of, and as quoted by, any two of the Schedule I Lenders, chosen by the Canadian Agent in its discretion, as of 10:00 a.m. on the day, or if the day is not a Business Day, then on the immediately preceding Business Day. If less than two Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by the Canadian Agent.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which is June 14, 2006.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum; provided, that, on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the US Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid set forth on Annex A.

“Commonly Controlled Entity”: any entity, whether or not incorporated, that is under common control with the US Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the US Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Concentration Account”: a deposit account that is, or becomes within 15 Business Days after the Administrative Agent approves the applicable Deposit Account Control Agreement, subject to a Deposit Account Control Agreement.

“Concentration Account Depository” means the depositary bank which maintains the Concentration Account.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2006 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated EBITDA After Fleet Costs”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) non-vehicle related interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, other than Permitted Vehicle Indebtedness, (c) non-vehicle related depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary, unusual or non-recurring non-vehicle related non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-vehicle related non-cash charges, and (g) any non-cash charges arising from non-speculative Hedge Agreements relating to Permitted Vehicle Indebtedness, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) non-vehicle related interest income (except to the extent already deducted from non-vehicle related interest expense in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring non-vehicle related non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-vehicle related non-cash income (except to the extent representing the accrual of income in respect of cash received in a prior period and not previously recognized in this definition in another period), (d) any cash payments made during such period in respect of items described in clauses (e), (f) and (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses, losses or charges were reflected in the statement of Consolidated Net Income, and (e) non-cash gains arising from non-speculative Hedge Agreements relating to Permitted Vehicle Indebtedness, all as determined on a consolidated basis. Notwithstanding the foregoing, Consolidated EBITDA After Fleet Costs shall be deemed to be $98,300,000, $26,500,000, and $26,600,000 for the fiscal quarters of the US Borrower ended September 30, 2005, December 31, 2005 and March 31, 2006, respectively.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the US Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the US Borrower or is merged into or consolidated with the US Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the US Borrower) in which the US Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received in cash by the US Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the US Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Non-Vehicle Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA After Fleet Costs of the US Borrower and its Subsidiaries for such period to (b) Consolidated Non-Vehicle Interest Expense of the US Borrower and its Subsidiaries for such period.

“Consolidated Non-Vehicle Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries other than Permitted Vehicle Indebtedness (including, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) minus non-vehicle cash interest income for such period (to the extent not already deducted from interest expense); provided, that for the purposes of determining Consolidated Non-Vehicle Interest Expense for the fiscal quarters of such Person ending September 30, 2006, December 31, 2006 and March 31, 2007, Consolidated Non-Vehicle Interest Expense for the relevant period shall be deemed to equal Consolidated Non-Vehicle Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

“Consolidated Non-Vehicle Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the US Borrower, the ratio of (a) Consolidated Total Non-Vehicle Debt on such day to (b) Consolidated EBITDA After Fleet Costs of the US Borrower and its Subsidiaries for such period; provided, that for purposes of calculating Consolidated EBITDA After Fleet Costs of the US Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA After Fleet Costs of any Person acquired by the US Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA After Fleet Costs is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA After Fleet Costs of any Person Disposed of by the US Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). Such pro forma calculations shall include the reduction in net costs and related adjustments that (i) were directly attributable to a specified Acquisition or Disposition and calculated on a basis that is consistent with Regulation S-X under the Securities Act, (ii) were actually implemented by the business that was the subject of any such Acquisition or by the US Borrower and its Subsidiaries as a result of such Disposition, in either case within six months after the date of the Acquisition or Disposition and prior to the date of such determination, and that are supportable and quantifiable by the underlying accounting records of such business or of the US Borrower and its Subsidiaries or (iii) relate to the business that is the subject of such Acquisition or to the business of the US Borrower and its Subsidiaries after such Disposition, and that the US Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Acquisition or Disposition and, in the case of each of (i), (ii) and (iii) of this sentence, are described in a certificate of a Responsible Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable and are reasonably acceptable to the Administrative Agent.

“Consolidated Total Non-Vehicle Debt”: at any date, the aggregate principal amount of all Indebtedness of the US Borrower and its Subsidiaries at such date other than (a) Indebtedness in respect of surety bonds that is not required to be reflected as a liability on the balance sheet of the US Borrower and (b) Permitted Vehicle Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of the US Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of the US Borrower, if, in each case, such other director’s nomination for election to the board of directors of the US Borrower is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor in his or her election by the shareholders of the US Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that defaults in its obligation to fund any Loan or its portion of any unreimbursed payment under Sections 2.7 and 3.4.

“Deposit Account Control Agreement”: a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Direct Parent”: VCR USA Holdings II Inc., a Delaware corporation, or any newly formed entity which acquires 100% of the Capital Stock of the US Borrower and all other assets subject to the Direct Parent Pledge Agreement and executes and delivers to the Administrative Agent an assumption agreement (in form and substance reasonably satisfactory to the Administrative Agent) as to all grants and obligations incurred by VCR USA Holdings II Inc. under the Direct Parent Pledge Agreement.

“Direct Parent Pledge Agreement”: the Direct Parent Pledge Agreement to be executed by the Direct Parent in favor of the Collateral Agent substantially in the form of Exhibit A-2.

“Discount Note”: a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit G-6, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”: for any Banker’s Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date by multiplying (a) the face amount of the Banker’s Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Banker’s Acceptance and (B) a fraction, the numerator of which is the applicable Interest Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate”: (a) in respect of any Banker’s Acceptance accepted by a Lender that is a Schedule I Lender, the CDOR Rate for the applicable period; and (b) in respect of any Banker’s Acceptance accepted by a Lender that is a Schedule II Lender, the CDOR Rate for the applicable period plus .10%.

“Disposition”: with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar Equivalent”: as to any amount denominated in Canadian Dollars at any time, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars as of the date of calculation.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the US Borrower organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”: with respect to any fiscal year of the US Borrower, 40%.

“Eligible Assignee”: (i) Lender or any affiliate, Related Fund or Control Investment Affiliate thereof (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans; provided, that no Affiliate of the US Borrower, Parent or Sponsor shall be an Eligible Assignee other than any Sponsor Affiliated Lender or Sponsor Affiliated Institutional Lender, and provided further that with respect any assignment of any Canadian Revolving Credit Commitment the assignee may not be a Non-Canadian Lender (except at any time when any Event of Default under Sections 8(a), (e) or (f) shall have occurred and be continuing).

“Eligible Vehicles”: the motor vehicle inventory of the US Borrower and its Subsidiaries, in each case, whether held for sale, lease or rental purposes.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, common law) of any international authority, foreign government, the United States, Canada or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System or applicable to a commercial bank under Canadian banking regulations.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars, or Canadian Dollars, as applicable, for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided, that any requirement expressly set forth in Section 8 for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any twelve-month period ending December 31 of any year, the amount, if positive, equal to Consolidated EBITDA After Fleet Costs for such period minus the sum of (a) Capital Expenditures for such period, except those funded or financed from the incurrence of Indebtedness or the issuance of Capital Stock, (b) taxes paid in cash in such period, (c) Consolidated Non-Vehicle Interest Expense for such period and (d) scheduled principal payments in respect of Consolidated Total Non-Vehicle Debt during such period.

“Excess Cash Flow Application Date”: as defined in Section 2.l2(d).

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”: on any day, (i) with respect to Canadian Dollars, the spot rate at which Dollars are offered on such day by the Canadian Agent in Toronto, Canada (or such other location selected by the Canadian Agent) for Canadian Dollars, and (ii) with respect to Dollars, the spot rate at which Canadian Dollars are offered on such day by the Canadian Agent in Toronto, Canada (or such other location selected by the Canadian Agent) for Dollars.

“Excluded Domestic Subsidiary”: (i) any Domestic Subsidiary that is a Finance Company and (ii) any Domestic Subsidiary that does not own any assets in excess of $1,000,000 or generate Consolidated Net Income in excess of $1,000,000.

“Excluded Subsidiaries”: the collective reference to the Excluded Domestic Subsidiaries and the Foreign Subsidiaries.

“Existing Facilities”: each of (a) the Financing Agreement, dated as of October 14, 2003, among Vanguard Car Rental USA, Inc. and certain of its affiliates, the lenders from time to time parties thereto and Congress Financial Corporation, as Administrative Agent and Revolving A Collateral Agent, and Madeleine L.L.C., as Revolving B Collateral Agent, (b) the 14% Senior Secured Subordinated Term Notes due March 30, 2008, and the 15% Secured Junior Subordinated Notes due September 30, 2008 issued by Vanguard Car Rental USA Inc., Alamo Rental (US) Inc., and National Rental (US) Inc., and (c) the 15% Secured Junior Subordinated Notes due September 30, 2008 issued by Vanguard Car Rental USA Holdings Inc., in each case including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Existing Letter of Credit” means those letters of credit in existence on the date hereof issued for the account of the US Borrower and Canadian Borrower, as applicable, as set forth on Schedule 1.1E.

“Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “US Revolving Credit Facility”) and (c) the Canadian Revolving Credit Commitments and the extensions of credit made thereunder (the “Canadian Revolving Credit Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Finance Company”: (i) any existing Subsidiary of the US Borrower which is listed on Schedule 1.1C or (ii) any Subsidiary of the US Borrower formed after the Closing Date for the purpose of acquiring, holding, financing or disposing of Permitted Vehicle Collateral.

“Foreign Subsidiary”:  any Subsidiary of the US Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the US Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“General Motors”: General Motors Corporation, a Delaware corporation.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any securities exchange.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the US Borrower, and each Guarantor, substantially in the form of Exhibit A-l, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the US Borrower in good faith.

“Guarantors”: (i) all Subsidiaries that are not Excluded Subsidiaries and (ii) the US Borrower (with respect to the Canadian Obligations).

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the US Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Inactive Subsidiary”: CarTemps Financing, LLC, a Delaware limited liability company and CarTemps Financing LP, a Delaware Limited Partnership.

“Increased-Cost Lender”: as defined in Section 2.24(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (including, Purchase Money Indebtedness), (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred and currently payable in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of this definition, (A) the amount of any Indebtedness described in clause (h) above for which recourse is limited to certain property of such Person shall be the lower of the amount of the obligation and fair market value of the property securing such obligation and (B) the principal amount of the Indebtedness under any Hedge Agreement at any time shall be equal to the amount payable as a result of the termination of such Hedge Agreement at such time. For purposes of Section 7.2 and Section 7.3, the Dollar equivalent amount of Indebtedness denominated in any currency other than Dollars shall be determined as of the date such Indebtedness in incurred or any commitment for such Indebtedness is issued and the US Borrower and its Subsidiaries shall not be deemed to exceed any limit set forth in Section 7.2 or Section 7.3 solely as a result of subsequent fluctuations in the exchange rate of currency. Notwithstanding the foregoing, in connection with the purchase by the US Borrower or any of its Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canada, multinational or foreign laws or otherwise, including works of authorship and other copyrightable works, copyrights, all registrations and applications for registrations thereof, and all tangible and intangible property embodying the foregoing; copyright licenses; inventions (whether or not patentable), all improvements thereto; patents and patent applications, together with all continuances, continuations-in-part, divisions, revisions, extensions, reissuances, and reexaminations thereof; patent licenses; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, all of the goodwill related thereto, and all registrations and applications for registrations thereof; trademark licenses; trade secrets, trade secret licenses, technology, know-how, processes, and other proprietary information; and all rights to sue at law or in equity for any infringement, dilution, misappropriation, violation, or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan or Canadian Prime Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan or Banker’s Acceptance, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Banker’s Acceptance and ending one, two, three or six or (if available to all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by or on behalf of the US Borrower or the Canadian Borrower, as applicable, in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Banker’s Acceptance and ending one, two, three or six or (if available to all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by or on behalf of the US Borrower or the Canadian Borrower, as applicable, by irrevocable notice to the Administrative Agent or the Canadian Agent in respect of Banker’s Acceptance, not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)           any Interest Period that would otherwise extend beyond the US Revolving Credit Termination Date, the Canadian Revolving Termination Date or the date final payment of the Term Loans is due, as the case may be, shall end on the US Revolving Credit Termination Date, the Canadian Revolving Termination Date or such due date, as applicable;

(3)           no Interest Period in respect of a Banker’s Acceptance may extend beyond the Canadian Revolving Termination Date; and

(4)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.8.

“IPO” means a bona fide underwritten initial public offering of voting common Capital Stock in the US Borrower or a direct or indirect parent of the US Borrower.

“Issuing Lender”: any US Issuing Lender and any Canadian Issuing Lender.

“Joint Bookrunners”: as defined in the preamble hereto.

“Judgment Currency”: as defined in Section 10.20.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: the collective reference to the Canadian L/C Obligations and the US L/C Obligations.

“L/C Participants”: the collective reference to the Canadian L/C Participants and the US L/C Participants.

“Landlord Waiver”: a landlord waiver relating to the US Borrower’s headquarters in Tulsa, Oklahoma in form and substance reasonably satisfactory to the Administrative Agent.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J (or in such other form acceptable to the Arrangers), to be executed and delivered by such Lender as provided in Section 10.18.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: the collective reference to the Canadian Letters of Credit and the US Letters of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by, and the undiscounted face amount of any outstanding Banker’s Acceptance accepted by, any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: the US Borrower, the Canadian Borrower, the Guarantors, and each other Subsidiary of the US Borrower that is a party to a Loan Document.

“Majority Canadian Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Canadian Revolving Credit Facility.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, the Total US Revolving Extensions of Credit or the Total Canadian Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of (x) the US Revolving Credit Facility, prior to any termination of the US Revolving Credit Commitments, the holders of more than 50% of the Total US Revolving Credit Commitments or in the case of (y) the Canadian Revolving Credit Facility, prior to any termination of the Canadian Revolving Credit Commitments, the holders of more than 50% of the Total Canadian Revolving Credit Commitments). For purposes of this definition, Voting Power Determinants, as defined in the definition of “Required Lenders”, shall be limited and subject to adjustment as therein set forth.

“Majority US Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the US Revolving Credit Facility.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, or financial condition of the US Borrower and its Subsidiaries taken as a whole, it being agreed that a downgrade of ratings on the debt of General Motors or the commencement of a Chapter 11 bankruptcy case by or against General Motors will not, in and of itself, be deemed to have such a material adverse effect, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Contract”: any contract or other written agreement to which any Loan Party or any of their Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance or cancellation could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1A and properties encumbered pursuant to 6.10(b), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit D (with such changes thereto as shall be reasonably requested by the Administrative Agent in view of the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) purchase price adjustments reasonably expected to be payable in connection with such Asset Sale to the extent not in excess of 10% of the purchase price of such Asset Sale, (ii) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (iii) taxes paid or reasonably estimated to be payable as a result thereof and (iv) a reasonable reserve for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or seller’s retained liabilities in respect of such Asset Sale undertaken in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale or (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non BA Lender”: a Canadian Revolving Credit Lender that cannot or does not as a matter of policy issue Banker’s Acceptances.

“Non-Canadian Lender”: means any Lender that is not organized under the laws of Canada or the laws of any province or territory of Canada (but does not include a branch of any such Lender that is entitled under the Income Tax Act (Canada) to advance monies to a Canadian resident borrower without such Canadian resident borrower being required to withhold all or some of any payment on account of interest) and which Lender is not otherwise considered or deemed in respect of any amount payable to such Lender hereunder, or under any Loan Document, to be a resident for income tax purposes of Canada by the application of the laws of Canada.

“Non-Consenting Lender”: as defined in Section 2.24(c).

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Note”: any promissory note evidencing any Loan.

“Obligation Currency”: as defined in Section 10.20.

“Obligations”: (i) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the US Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the US Borrower to any Agent, Lender, Indemnitee or Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the US Borrower pursuant hereto) or otherwise and (ii) the Canadian Obligations.

“Oklahoma Development Financing”: the term loan in the original principal amount of $2,000,000 and the letter of credit in the original face amount of $2,000,000 provided by Arvest Bank to Vanguard Car Rental USA, Inc.; the term loan in the original principal amount of $2,000,000 provided by the Owasso Economic Development Authority to Vanguard Car Rental USA. Inc.; and the other transactions related thereto in connection with US Borrower’s relocation to Tulsa, Oklahoma.

“Organizational Documents”: (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any

Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: Worldwide Excellerated Leasing Ltd. or any Person that hereafter is the ultimate parent holding company of US Borrower.

“Parent Promissory Note”: a promissory note of Parent, evidencing the loan made on the Closing Date by the US Borrower to Parent, substantially in the form of Exhibit G-5.

“Participant”: as defined in Section 10.6(b).

“Patent Security Agreement”: a short-form agreement granting a security interest in any patents of the US Borrower or any Grantor for filing with the United States Patent and Trademark Office or any similar registry in any foreign country in form and substance reasonably satisfactory to the Administrative Agent.

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the US Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Vehicle Collateral”: at any date, the Property of any Finance Company securing Permitted Vehicle Indebtedness, including, cash or Cash Equivalents provided to meet Cash Collateralization Requirements, promissory notes of the US Borrower or a Subsidiary of the US Borrower payable to a Finance Company or its order, letters of credit, Hedge Agreements related to Permitted Vehicle Indebtedness, Eligible Vehicles, assets attributable to, or directly associated with, Eligible Vehicles, such as manufacturers’ obligations to repurchase such vehicles, rental payments under leases from a Finance Company to another Subsidiary of the US Borrower, and receivables arising on the disposition of Eligible Vehicles, proceeds of insurance covering such Eligible Vehicles, and any other Property of such Finance Company securing its Permitted Vehicle Indebtedness.

“Permitted Vehicle Indebtedness”: Indebtedness (including Capital Lease Obligations) of a Finance Company incurred (without recourse to any Loan Party) to finance the acquisition or lease of Eligible Vehicles or other Permitted Vehicle Collateral, or to provide credit support for such financing or to pay fees and expenses reasonably related thereto or to refinance any such Indebtedness; provided, however, that any Indebtedness redesignated pursuant to Section 7.16(b)(iii) shall not constitute Permitted Vehicle Indebtedness.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Personal Property Security Legislation”: all applicable personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified,

recodified, supplemented or replaced, together with all rules and regulations thereunder or related thereto, including the UCC and the Personal Property Security Act in each applicable province in Canada and the regulations promulgated thereunder in each applicable province in Canada and the Civil Code (Quebec) and the regulation respecting the register of personal and moveable real rights promulgated thereunder.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the US Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding Canadian Benefit Plans and Canadian Pension Plans.

“Prepayment Fee”: as defined in Section 2.1l(b).

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, Capital Stock.

“Purchase Money Indebtedness”: Indebtedness of the US Borrower and its Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the purchase price or cost of such property or equipment.

“Purchase Price”: with respect to any Acquisition, the sum (without duplication) of (a) the amount of cash paid by the US Borrower and any Subsidiary in connection with such Acquisition, (b) the value (as determined for purposes of such Acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of the US Borrower or any Subsidiary issued or given as consideration in connection with such Acquisition or issued to finance such Acquisition, (c) the principal amount (or, if less, the accreted value) at the time of such Acquisition of all Indebtedness incurred (other than any such Indebtedness to the extent incurred specifically to finance all or any portion of the cash purchase price of such Acquisition), assumed or acquired by the US Borrower and any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in connection with such Acquisition in the form of earnouts, deferred purchase price and other contingent obligations that should be recorded as a liability on the balance sheet of the US Borrower and its Subsidiaries in accordance with GAAP, but only at the time that such liability should be so recorded and only to the extent of the amount that should be so recorded, (e) all amounts paid by the US Borrower and any Subsidiary in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the US Borrower and any Subsidiary in connection with such Acquisition.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, (i) any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender or (ii) any counterparty that enters into a Hedge Agreement with the US Borrower prior to the Closing Date.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any non-vehicle asset of the US Borrower or any of its Subsidiaries.

“Refunded Swing Line Loans”: as defined in Section 2.7(a).

“Refunding Date”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the US Borrower or the Canadian Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the US Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(c), in any such case, as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the US Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the US Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business or to make Investments permitted under Section 7.8(j).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the US Borrower’s business or to make Investments permitted under Section 7.8(j).

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the US Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the US Borrower’s business or make Investments permitted under Section 7.8(j).

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”: as defined in Section 2.24(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total US Revolving Credit Commitments then in effect or, if the US Revolving Credit Commitments have been terminated, the sum of the Total US Revolving Extensions of Credit then outstanding and the Total Canadian Revolving Extensions of Credit, converted to Dollars at the Exchange Rate, then outstanding. For purposes of this definition, the amount of the Commitments, Term Loans and Revolving Extensions of Credit (“Voting Power Determinants”) shall be determined by excluding all Voting Power Determinants held or beneficially owned by a Sponsor Affiliated Lender but including all Voting Power Determinants held or beneficially owned by Sponsor Affiliated Institutional Lenders so long as the aggregate Voting Power Determinants held or beneficially owned by all Sponsor Affiliated Institutional Lenders does not exceed 30% of all Voting Power Determinants. If the aggregate Voting Power Determinants held or beneficially owned by all Sponsor Affiliated Institutional Lenders exceed 30%, then, for purposes solely of this definition, (x) the Voting Power Determinants held or beneficially owned by Sponsor Affiliated Institutional Lenders shall be ratably reduced so as to equal, in the aggregate, 30% of the aggregate Voting Power Determinants and (y) the Voting Power Determinants held or beneficially owned by Lenders other than Sponsor Affiliated Institutional Lenders shall be ratably increased so as to equal, in the aggregate, 70% of the aggregate Voting Power Determinants.

“Required Prepayment Lenders”: with respect to any Facility, the Majority Facility Lenders for such Facility.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or controller of the US Borrower, but in any event, with respect to financial matters, the chief financial officer of the US Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Reuters Screen CDOR Page”: the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for Banker’s Acceptances accepted by leading Canadian banks.

“Revaluation Date” means with respect to any Loan, each of the following: (i) each date of a borrowing of a Canadian Revolving Credit Loan, (ii) each date of a continuation of a Canadian Revolving Credit Loan pursuant to Section 2.13, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Credit Commitment”: as to any Canadian Revolving Credit Lender, its Canadian Revolving Credit Commitment, and as to any US Revolving Credit Lender, its US Revolving Credit Commitment.

“Revolving Credit Facilities”: collectively, the Canadian Revolving Credit Facility and the US Revolving Credit Facility.

“Revolving Credit Lender”: each Canadian Revolving Credit Lender and US Revolving Credit Lender.

“Revolving Credit Loans”: collectively, the Canadian Revolving Credit Loans and the US Revolving Credit Loans.

“Revolving Credit Percentage”: as to any Canadian Revolving Credit Lender at any time, such Lender’s Canadian Revolving Credit Percentage and as to any US Revolving Credit Lender, such Lender’s US Revolving Credit Percentage.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the US L/C Obligations then outstanding, (c) such Lender’s Revolving Credit Percentage of the Canadian L/C Obligations then outstanding and (d) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P”: Standard & Poor’s Ratings Group.

“Schedule I Lender”: any Lender named on Schedule I to the Bank Act (Canada).

“Schedule II Lender”: any Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“SEC”: the Securities and Exchange Commission of the United States of America (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Direct Parent Pledge Agreement, the Canadian Collateral Agreements, the Trademark Security Agreement, the Patent Security Agreement, the Deposit Account Control Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Service Fleet Perfection Exclusion:” the failure to note the Administrative Agent’s security interest on certificates of title covering service vehicles owned on the Closing Date and having an aggregate net book value not exceeding $5,000,000.

“Significant Subsidiary”: with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule l-02(w) of Regulation S-X under the Exchange Act or a group of individual Subsidiaries which taken together would constitute a “significant subsidiary” under Rule l-02(w).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the US Borrower and any Qualified Counterparty at any time prior to or after the Closing Date for the purpose of managing interest rate risks and designated by the Borrower as a Specified Hedge Agreement (and such designation shall be in all respects conclusive).

“Sponsor”: Cerberus Capital Management, L.P. and any affiliated investment funds or managed accounts which are managed by Cerberus Capital Management L.P. or one of its Affiliates in the ordinary course of business and pursuant to written agreements.

“Sponsor Affiliated Lender” means investment funds or managed accounts with respect to which Sponsor or an Affiliate of Sponsor is an advisor or manager in the ordinary course of business and pursuant to written agreements provided such Person executes a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliate of the US Borrower or the Sponsor, (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (iii) otherwise vote on any matter related to this Agreement or any other Loan Document, (iv) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (v) make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, but no amendment, modification or waiver shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder.

“Sponsor Affiliated Institutional Lender”: a bank, insurance company, investment bank, commercial finance company or other institutional lender that is an Affiliate of US Borrower as a result of common direct or indirect ownership by Sponsor, so long as (i) Sponsor owns directly or indirectly less than all of the Capital Stock of such Lender, and (ii) Sponsor does not directly appoint any Person with responsibility for reviewing or approving credit decisions with respect to the transactions contemplated by the Loan Documents; provided that such Person shall agree in the applicable Assignment and Acceptance (or in its Lender Addendum, as applicable) that it will not provide any information obtained by such Sponsor Affiliated Institutional Lender in its capacity as a Lender to Sponsor or any Affiliate of Sponsor.

“Standstill Letter”: the letter dated as of June 14, 2006 from the Administrative Agent to MBIA Insurance. Corporation, Ambac Assurance Corporation, Assured Guaranty Corp., The Bank of New York, as ARG Trustee, The Bank of New York, as Alamo Trustee, The Bank of New York, as NFLP Trustee, Vanguard Car Rental USA Holdings Inc., Alamo Financing L.P., Alamo Financing L.L.C., National Car Rental Financing Limited Partnership, and National Car Rental Financing Corporation, substantially in the form of Exhibit K.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the US Borrower.

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swing Line Lender”: any US Revolving Credit Lender from time to time designated by the US Borrower as a Swing Line Lender with the consent of such US Revolving Credit Lender and the Administrative Agent.

“Swing Line Loans”: as defined in Section 2.6.

“Swing Line Note”: as defined in Section 2.8(e).

“Swing Line Participation Amount”: as defined in Section 2.7(b).

“Syndication Agents”: as defined in the preamble hereto.

“Tax Payments”: as defined in Section 7.6(h).

“Term Loan Commitments”: as to any Lender, the obligation of such Lender, if any, to make Term Loans, in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitments” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the aggregate Term Loan Commitments is $800,000,000.

“Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Maturity Date”: the seventh anniversary of the Closing Date.

“Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Lender”: each Lender that has a Term Loan Commitment or that is the holder of a Term Loan.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Loans”: as defined in Section 2.1.

“Term Note”: as defined in Section 2.8(e).

“Terminated Lender”: as defined in Section 2.24(c).

“Total Canadian Revolving Credit Commitments”: at any time, the aggregate amount of the Canadian Revolving Credit Commitments then in effect.

“Total Canadian Revolving Extensions of Credit”: at any time, the aggregate amount of the Canadian Revolving Extensions of Credit outstanding at such time.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total US Revolving Credit Commitments”: at any time, the aggregate amount of the US Revolving Credit Commitments then in effect.

“Total US Revolving Extensions of Credit”: at any time, the aggregate amount of the US Revolving Extensions of Credit outstanding at such time.

“Trademark Security Agreement”: a short-form agreement granting a security interest in any trademarks of the US Borrower or any Grantor for filing with the United States Patent and Trademark Office or any similar registry in any foreign country in form and substance reasonably satisfactory to the Administrative Agent.

“Transferee”: as defined in Section 10.14(b).

“Type”: as to any Loan, its nature as a Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or a BA Equivalent Loan.

“Uniform Commercial Code”: the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“US Borrower”: as defined in the preamble hereto.

“US Issuing Lender”: any US Revolving Credit Lender from time to time designated by the US Borrower as a US Issuing Lender with the consent of such US Revolving Credit Lender and the Administrative Agent.

“US L/C Commitment”: On any day, $100,000,000 minus the then outstanding Canadian L/C Obligations.

“US L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding US Letters of Credit and (b) the aggregate amount of drawings under US Letters of Credit that have not then been reimbursed pursuant to Section 3.5

“US L/C Participants”: with respect to any US Letter of Credit, the collective reference to the US Revolving Credit Lenders other than the US Issuing Lender that issued such US Letter of Credit.

“US. Letters of Credit”: as defined in Section 3.1(a).

“US Reimbursement Obligations”: the Reimbursement Obligations owing by the US Borrower.

“US Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make US Revolving Credit Loans and participate in Swing Line Loans and US Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US Revolving Credit Commitment” opposite such Lender’s name on Annex B-2, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the aggregate US Revolving Credit Commitments is $175,000,000.

“US Revolving Credit Commitment Period”: the period from and including the Closing Date to the US Revolving Credit Termination Date.

“US Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“US Revolving Credit Lender”: each Lender that has a US Revolving Credit Commitment or that is the holder of US Revolving Credit Loans.

“US Revolving Credit Loans”: as defined in Section 2.4.

“US Revolving Credit Note”: as defined in Section 2.8(e).

“US Revolving Credit Percentage”: as to any US Revolving Credit Lender at any time, the percentage which such Lender’s US Revolving Credit Commitment then constitutes of the aggregate US Revolving Credit Commitments (or, at any time after the US Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s US Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate US Revolving Extensions of Credit then outstanding).

“US Revolving Credit Termination Date”: the sixth anniversary of the Closing Date.

“US Revolving Extensions of Credit”: as to any US Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all US Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s US Revolving Credit Percentage of the US L/C Obligations then outstanding and (c) such Lender’s US Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the US Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2.          Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the US Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

All calculations of financial ratios set forth in Section 7.1, the calculation of the Consolidated Non-Vehicle Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

1.3.          Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Canadian Revolving Credit Loans and outstanding amounts denominated in Canadian Dollars. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Canadian Dollars for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)           Unless otherwise specified, wherever in this Agreement in connection with a Commitment, conversion, continuation or prepayment of a Eurodollar Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Commitment or Eurodollar Loan is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest unit of Canadian Dollars, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.4.          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the US Borrower to Lenders pursuant to Section 6.1(a) and 6.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered pursuant to Section 5.l(b).

1.5.          Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term “license” shall include “sublicense” and vice versa, including variations thereof.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1.          Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the US Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the US Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2.          Procedure for Term Loan Borrowing. The US Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date for Base Rate Loans or three Business Days prior to the Closing Date for Eurodollar Loans) requesting that the applicable Term Loan Lenders make the applicable Term Loans on the Closing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make available to the US Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3.          Repayment of Term Loans. The Term Loans of each Term Loan Lender shall mature in 28 consecutive quarterly installments, commencing on September 30, 2006, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Term Loans made on the Closing Date:

Installment	Percentage
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%

Installment	Percentage
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	23.5%
December 31, 2012	23.5%
March 31, 2013	23.5%
Term Loan Maturity Date	Remainder

2.4.          Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the US Revolving Credit Lenders severally agree to make revolving credit loans (“US Revolving Credit Loans”) in Dollars to the US Borrower from time to time during the US Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each US Revolving Credit Lender which, when added to such Lender’s US Revolving Credit Percentage of the sum of (i) the US L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s US Revolving Credit Commitment. During the US Revolving Credit Commitment Period the US Borrower may use the US Revolving Credit Commitments by borrowing, prepaying in whole or in part, and reborrowing the US Revolving Credit Loans, all in accordance with the terms and conditions hereof. The US Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the US Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided, that no US Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the US Revolving Credit Termination Date.

(b)           The US Borrower from time to time may request the Administrative Agent to consent to an increase in the aggregate US Revolving Credit Commitments on the following terms:

(i)            The aggregate amount of all such increases shall not exceed $25,000,000.

(ii)           No Lender will be obligated to provide or commit for any such increase.

(iii)          If the Administrative Agent consents to any such increase and determines that one or more of the Lenders or other Persons reasonably satisfactory to the Administrative

Agent and US Borrower are willing to commit to provide such increase, such increase will be effective on the date the Administrative Agent receives an amendment to this Agreement executed by the US Borrower, the Administrative Agent and such Lender or other Person, adding, in the case of an existing Lender, such commitment to Annex B-2 and, in the case of a Person not then already a Lender, confirming that such Person has become a Lender for all purposes of this Agreement. Such amendment will not require the consent of any other Lender.

(iv)          On the effective date of such amendment, each Lender or other Person committing to provide such increase shall fund US Revolving Credit Loans in an amount equal to its US Revolving Credit Percentage (after giving effect to such amendment) of the aggregate US Revolving Credit Loans outstanding immediately before giving effect to such amendment, and the proceeds of such funding shall be applied to repay on a pro rata basis the US Revolving Credit Loans outstanding before giving effect to such amendment. Each Lender receiving any such repayment will be entitled to all amounts payable under Section 2.21 in connection therewith

(c)           The US Borrower shall repay all outstanding US Revolving Credit Loans on the US Revolving Credit Termination Date.

(d)           Subject to the terms and conditions hereof, the Canadian Revolving Credit Lenders severally agree to make revolving credit loans (“Canadian Revolving Credit Loans”) in Canadian Dollars to the Canadian Borrower from time to time during the Canadian Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Canadian Revolving Credit Lender which, when added to such Lender’s Canadian Revolving Credit Percentage of the Canadian L/C Obligations then outstanding, does not exceed the amount of such Lender’s Canadian Revolving Credit Commitment. During the Canadian Revolving Credit Commitment Period the Canadian Borrower may use the Canadian Revolving Credit Commitments by borrowing, prepaying in whole or in part, and reborrowing the Canadian Revolving Credit Loans, all in accordance with the terms and conditions hereof. The Canadian Revolving Credit Loans may from time to time be by way of Banker’s Acceptance or Canadian Prime Rate Loans, in Canadian Dollars only, as determined by the Canadian Borrower and notified to the Canadian Agent in accordance with Sections 2.5 and 2.13, provided, that no Canadian Revolving Credit Loan shall be made as a Banker’s Acceptance after the day that is one month prior to the Canadian Revolving Credit Termination Date.

(e)           The Canadian Borrower shall repay all outstanding Canadian Revolving Credit Loans on the Canadian Revolving Credit Termination Date. If for any reason the Canadian Borrower is prohibited from making any required payment in Canadian Dollars, the Canadian Borrower shall make such payment in Dollars at the Dollar Equivalent of the Canadian Dollar payment amount.

(f)            Notwithstanding any provisions to the contrary in this Section 2.4 or in Section 3.1 or any other provision of this Agreement relating to (i) the availability and permitted maximum outstanding amounts of US Revolving Credit Loans, US L/C Obligations and Swing Line Loans or (ii) availability and permitted maximum outstanding amounts of Canadian Revolving Credit Loans and Canadian Letters of Credit, the Borrower will not cause or permit the aggregate outstanding amount of US Revolving Credit Loans, US L/C Obligations and Swing Line Loans, when added to the aggregate outstanding amount of the Canadian Revolving Credit Loans and Canadian L/C Obligations (converted to Dollars at the Exchange Rate) to exceed the then amount of the Total US Revolving Credit Commitments.

2.5.          Procedure for Revolving Credit Borrowing. (a) The US Borrower may borrow under the US Revolving Credit Commitments on any Business Day during the US Revolving Credit Commitment Period, provided, that the US Borrower shall deliver to the Administrative Agent a

Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time), (a) three Business Day prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans. Any US Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans. Each borrowing of US Revolving Credit Loans under the US Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available US Revolving Credit Commitments are less than $1,000,000 such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the US Borrower, borrowings of Base Rate Loans under the US Revolving Credit Commitments in other amounts pursuant to Section 2.7. Upon receipt of any such Borrowing Notice from the US Borrower, the Administrative Agent shall promptly notify each US Revolving Credit Lender thereof. Each US Revolving Credit Lender will make its US Revolving Credit Percentage of the amount of each borrowing of US Revolving Credit Loans available to the Administrative Agent for the account of the US Borrower at the Funding Office prior to 12:00 Noon, New York City time on the Borrowing Date requested by the US Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the US Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

(b)           The Canadian Borrower may borrow under the Canadian Revolving Credit Commitments on any Business Day during the Canadian Revolving Credit Commitment Period, provided, that the Canadian Borrower shall deliver to the Canadian Agent a Borrowing Notice (which Borrowing Notice must be received by the Canadian Agent prior to 12:00 Noon, Toronto time one Business Day prior to the requested Borrowing Date in the case of Canadian Prime Rate Loans or Banker’s Acceptances). Any Canadian Revolving Credit Loans made on the Closing Date shall initially be Canadian Prime Rate Loans. Each borrowing of Canadian Revolving Credit Loans under the Canadian Revolving Credit Commitments shall be in an amount equal to (x) in the case of Canadian Prime Rate Loans, Cdn. $500,000 or a whole multiple of Cdn. $100,000 in excess thereof (or, if the then aggregate Available Canadian Revolving Credit Commitments are less than Cdn. $100,000 (or, if applicable, the Dollar Equivalent thereof), such lesser amount) and (y) in the case of Banker’s Acceptance, Cdn. $500,000 and a whole multiple of Cdn. $100,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Canadian Borrower, the Canadian Agent shall promptly notify the Administrative Agent and each Canadian Revolving Credit Lender thereof. Each Canadian Revolving Credit Lender will make its Canadian Revolving Credit Percentage of the amount of each borrowing of Canadian Revolving Credit Loans available to the Canadian Agent for the account of the Canadian Borrower at the Canadian Funding Office prior to 12:00 Noon, Toronto time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Canadian Agent. Such borrowing will then be made available to the Canadian Borrower by the Canadian Agent in like funds as received by the Canadian Agent.

(c)           The Canadian Borrower hereby designates the US Borrower as its representative and agent on its behalf for the purposes of issuing Borrowing Notices and notices of conversion or continuation, giving instructions with respect to the disbursement of the proceeds of the Canadian Revolving Credit Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Canadian Borrower under the Loan Documents. The Administrative Agent, the Canadian Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the US Borrower as a notice or communication from the Canadian Borrower and the US Borrower. Each warranty, covenant, agreement and undertaking made on behalf of the Canadian Borrower by the US Borrower shall be deemed for all purposes to have been made by the Canadian Borrower and shall be binding upon and enforceable against the Canadian Borrower to the same extent as it if the same had been made directly by the Canadian Borrower.

(d)           (i) On each Borrowing Date on which Banker’s Acceptances are to be accepted, the Canadian Agent shall advise the Canadian Borrower as to the Canadian Agent’s determination of the applicable Discount Rate for the Banker’s Acceptances which any of the Canadian Revolving Credit Lenders have agreed to purchase.

(ii)           Each Canadian Revolving Credit Lender shall purchase a Banker’s Acceptance accepted by it, and the Canadian Borrower shall sell such Banker’s Acceptance at the applicable Discount Rate. The relevant Canadian Revolving Credit Lender shall provide to the Canadian Agent on the Borrowing Date the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to the Banker’s Acceptance. On any date on which a conversion or continuance of a maturing Banker’s Acceptance shall occur, the Canadian Agent shall be entitled to net all amounts payable on such date by that Canadian Agent to Canadian Revolving Credit Lender against all amounts payable on such date by such Canadian Revolving Credit Lender to the Canadian Agent. Similarly, on any Borrowing Date on which Banker’s Acceptances are to be accepted, the Canadian Borrower hereby authorizes each Canadian Revolving Credit Lender to net all amounts payable on such day by such Canadian Revolving Credit Lender to the Canadian Agent for the account of the Canadian Borrower, against all amounts payable on such day by the Canadian Borrower to such Canadian Revolving Credit Lender in accordance with the Canadian Agent’s calculations.

(iii)          Each Canadian Revolving Credit Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Banker’s Acceptances accepted and purchased by it; provided that it shall not sell or dispose of any Banker’s Acceptance to a Non-Canadian Lender.

(iv)          To facilitate the issuance of Banker’s Acceptances, the Canadian Borrower hereby appoints each Canadian Revolving Credit Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Revolving Credit Lender, blank forms of Banker’s Acceptances. In this respect, it is each Canadian Revolving Credit Lender’s responsibility to maintain an adequate supply of blank forms of Banker’s Acceptances for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all Banker’s Acceptances signed and/or endorsed on its behalf by a Canadian Revolving Credit Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Canadian Revolving Credit Lender is hereby authorized to issue such Banker’s Acceptance endorsed in blank in such face amounts as may be determined by such Canadian Revolving Credit Lender; provided, that the aggregate face amount thereof is equal to the aggregate face amount of Banker’s Acceptances required to be accepted and purchased by such Canadian Revolving Credit Lender. No Canadian Revolving Credit Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Revolving Credit Lender or its officers, employees, agents or representatives. Each Canadian Revolving Credit Lender shall maintain a record with respect to Banker’s Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Revolving Credit Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(v)           Drafts drawn by the Canadian Borrower to be accepted as Banker’s Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys including attorneys appointed pursuant to this Section 2.5. Notwithstanding that any Person whose signature appears on any Banker’s Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Banker’s Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Banker’s Acceptance so signed shall be binding on the Canadian Borrower.

(vi)          The Canadian Agent, promptly following receipt of a Borrowing Notice for Banker’s Acceptances, shall advise the Administrative Agent and the Canadian Revolving Credit Lenders of the notice and shall advise each Canadian Revolving Credit Lender of the face amount of Banker’s Acceptances to be accepted by it and the applicable Interest Period (which shall be identical for all Canadian Revolving Credit Lenders). The aggregate face amount of Banker’s Acceptances to be accepted by a Canadian Revolving Credit Lender shall be determined by the Canadian Agent by reference to that Canadian Revolving Credit Lender’s Canadian Revolving Credit Percentage of the issue of Banker’s Acceptances, except that, if the face amount of a Banker’s Acceptance which would otherwise be accepted by a Canadian Revolving Credit Lender would not be Cdn. $100,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Agent in its sole discretion to Cdn. $100,000, or the nearest whole multiple of that amount, as appropriate; provided, that after such issuance, no Canadian Revolving Credit Lender shall have aggregate outstanding Canadian Revolving Credit Loans in excess of its Canadian Revolving Credit Commitment.

(vii)         The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Revolving Credit Lender in respect of a Banker’s Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Banker’s Acceptance being held, at the maturity thereof, by the Canadian Revolving Credit Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if the Canadian Revolving Credit Lender as holder sues the Canadian Borrower on the Banker’s Acceptance for payment of the amount payable by the Canadian Borrower thereunder.

(viii)        Whenever the Canadian Borrower requests a Canadian Revolving Credit Loan under this Agreement by way of Banker’s Acceptances, each Non BA Lender shall, in lieu of accepting a Banker’s Acceptance, make a BA Equivalent Loan in an amount equal to the Non BA Lender’s Canadian Revolving Credit Percentage of the Canadian Revolving Credit Loan.

(ix)           As set out in the definition of Banker’s Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Banker’s Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(a)       the term of a Discount Note shall be the same as the Interest Period for Banker’s Acceptances accepted and purchased on the same Borrowing Date in respect of the same Canadian Revolving Credit Loan;

(b)      an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Banker’s Acceptance; and

(c)       the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Banker’s Acceptances accepted by the Canadian Agent (as Canadian Revolving Credit Lender) on the same Borrowing Date, as the case may be, in respect of the same Canadian Revolving Credit Loan.

(x)            At the option of any Canadian Revolving Credit Lender, Banker’s Acceptances under this Agreement to be accepted by that Canadian Revolving Credit Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the

Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.5.

(xi)           If at any time any Banker’s Acceptances are to be paid prior to their maturity, the Canadian Borrower shall be required to deposit the amount of such prepayment in a cash collateral account with the Canadian Agent until the date of maturity of those Banker’s Acceptances and otherwise pursuant to cash collateral arrangements satisfactory to the Canadian Agent. The cash collateral account shall be under the sole control of the Canadian Agent. Except as contemplated by this Section 2.5, neither the Canadian Borrower nor any Person claiming on behalf of the Canadian Borrower shall have any right to any of the cash in the cash collateral account. The Canadian Agent shall apply the cash held in the cash collateral account to the face amount of those Banker’s Acceptances at maturity whereupon (so long as no Event of Default has occurred and is continuing) any cash remaining in the cash collateral account shall be released by the Canadian Agent to the Canadian Borrower.

(xii)          The Canadian Borrower hereby unconditionally agrees to pay the Canadian Agent for the account of each Canadian Revolving Credit Lender on the maturity date (whether at stated maturity, by acceleration or otherwise) for each Banker’s Acceptance created by such Canadian Revolving Credit Lender for the account of the Canadian Borrower, the aggregate undiscounted face amount of each such then maturing Banker’s Acceptance. Payment for any such Banker’s Acceptance may be satisfied by a conversion or continuance pursuant to and in accordance with Section 2.13.

2.6.          Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the US Revolving Credit Commitment Period, it will make available to the US Borrower in the form of swing line loans funded and repayable solely in Dollars (“Swing Line Loans”) a portion of the credit otherwise available to the US Borrower under the US Revolving Credit Commitments; provided, that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding US Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s US Revolving Credit Commitment then in effect) and (ii) the US Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available US Revolving Credit Commitments would be less than zero. During the US Revolving Credit Commitment Period, the US Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only;

(b)           The US Borrower shall repay all outstanding Swing Line Loans on the US Revolving Credit Termination Date; and

(c)           At any time when any Default or Event of Default is continuing, the Swing Line Lender may suspend or terminate the Swing Line Commitment.

2.7.          Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The US Borrower may borrow under the Swing Line Commitment on any Business Day during the US Revolving Credit Commitment Period, provided, the US Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the US Borrower on such Borrowing Date in like funds as received by the Administrative Agent. The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the US Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each US Revolving Credit Lender to make, and each US Revolving Credit Lender hereby agrees to make, a US Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such US Revolving Credit Lender’s US Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each US Revolving Credit Lender shall make the amount of such US Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such US Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(b)           If prior to the time a US Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(a), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the US Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, US Revolving Credit Loans may not be made as contemplated by Section 2.7(a), each US Revolving Credit Lender shall, on the date such US Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(a) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such US Revolving Credit Lender’s US Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such US Revolving Credit Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the US Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

(c)           Whenever, at any time after the Swing Line Lender has received from any US Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such US Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)           Each US Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(a) and to purchase participating interests pursuant to Section 2.7(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any setoff, counterclaim, recoupment, defense or other right which such US Revolving Credit Lender or the US Borrower may have against the Swing Line Lender, the other Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the either Borrower; (iv) any breach of this Agreement or any other Loan Document by the either Borrower, any other Loan Party or any other US Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8.          Repayment of Loans: Evidence of Debt. (a) The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate US Revolving Credit Lender (i) the then unpaid principal amount of each US Revolving Credit Loan of such US Revolving Credit Lender on the US Revolving Credit Termination Date (or on such earlier date on which the US Revolving Credit Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of such Swing Line Loan of such Swing Line Lender on the US Revolving Credit Termination Date (or on such earlier date on which the US Revolving Credit Loans become due and payable pursuant to Section 8). The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Loan Lender the principal amount of each Term Loan of such Term Loan Lender made to the US Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Term Loans become due and payable pursuant to this Agreement), and in any event will pay all outstanding amounts on the Term Loan Maturity Date. The Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent for the account of the appropriate Canadian Revolving Credit Lender the then unpaid principal amount of each Canadian Revolving Credit Loan of such Canadian Revolving Credit Lender on the Canadian Revolving Credit Termination Date (or on such earlier date on which the Canadian Revolving Credit Loans become due and payable pursuant to Section 8). Each of the US Borrower and the Canadian Borrower, as applicable, hereby further agree to pay interest and acceptance fees on the unpaid principal amount of the Loans borrowed by the US Borrower or Canadian Borrower, as applicable, from time to time outstanding from the Closing Date until payment in full thereof at the rate per annum and on the dates, set forth in Section 2.15.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the US Borrower, or the Canadian Borrower, as applicable, to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrowers and the Canadian Agent, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable, or to become due and payable from the US Borrower or the Canadian Borrower, as applicable, to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the US Borrower or by Canadian Agent from the Canadian Borrower, and each Lender’s share thereof. The Canadian Agent will provide the Administrative Agent with such information relating to the Canadian Revolving Credit Facility as may be requested by the Administrative Agent to maintain the Register.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower or the Canadian Borrower therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Canadian Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the US Borrower or the Canadian Borrower, as applicable, to repay (with applicable interest) the Loans made to the US Borrower or the Canadian Borrower by such Lender in accordance with the terms of this Agreement.

(e)           Each of the US Borrower and the Canadian Borrower agrees that, upon the request to the Administrative Agent or the Canadian Agent by any Lender, the US Borrower or the Canadian Borrower, as applicable, will promptly execute and deliver to such Lender a promissory note of the US Borrower, evidencing any Term Loans, US Revolving Credit Loans, Swing Line Loans, or of the Canadian Borrower of any Canadian Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-l, G-2, G-3 or G-4 respectively (a “Term Note.” “US Revolving Credit Note.” “Swing Line Note” or “Canadian Revolving Credit Note,” respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans or issuance of Letters of Credit or to the enforceability of any Obligation on the Closing Date.

2.9.          Commitment Fees, etc. (a) The US Borrower agrees to pay to the Administrative Agent for the account of each US Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the US Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available US Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December commencing on the first of such dates to occur after the date hereof and on the US Revolving Credit Termination Date with respect to US Revolving Credit Loans and the Canadian Revolving Termination Date with respect to Canadian Revolving Credit Loans.

(b)           The US Borrower agrees to pay to the Agents the fees in the amounts and on the dates previously agreed to in writing by the US Borrower and the Agents.

2.10.        Termination or Reduction of Revolving Credit Commitments. Each of the US Borrower and the Canadian Borrower, as applicable, shall have the right, upon not less than three Business Days’ notice to the Administrative Agent with respect to the US Revolving Credit Commitments and the Canadian Agent with respect to the Canadian Revolving Credit Commitments, to terminate the US Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as applicable, or, from time to time, to reduce the aggregate amount of the US Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as applicable; provided, that no such termination or reduction of US Revolving Credit Commitments or the Canadian Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, (i) the aggregate amount of US Revolving Extensions of Credit would exceed the aggregate amount of US Revolving Credit Commitments or (ii) the aggregate amount of Canadian Revolving Extensions of Credit would exceed the aggregate amount of Canadian Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 in the case of the US Revolving Credit Commitments, or Cdn. $100,000, in the case of the Canadian Revolving Credit Commitments, or a whole multiple thereof, and shall reduce permanently the applicable US Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as applicable, then in effect.

2.11.        Optional Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent (and, with respect to the Canadian Revolving Credit Loans, the Canadian Agent) no later than three Business Days prior thereto in the case of Eurodollar Loans or Banker’s Acceptances and no later than one Business Day prior thereto in the case of Base Rate Loans or Canadian Prime Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans, US Revolving Credit Loans or Canadian Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans, Banker’s Acceptances, Base Rate Loans or Canadian Prime Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the US Borrower shall also pay any amounts owing pursuant to Section 2.21, (ii) prepayments of Banker’s Acceptances shall be made in accordance with Section 2.5(d) and (iii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice, the Administrative Agent (or the Canadian Agent, if applicable) shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of (1) Revolving Credit Loans that are Base Rate Loans, (2) Swing Line Loans and (3) Canadian Prime Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or Cdn. $1,000,000, as applicable, or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)           In the event that, prior to the first anniversary of the Closing Date, any Term Loan Lender receives a Repricing Prepayment (as defined below), then, at the time thereof, the US Borrower shall pay to such Lender a prepayment premium equal to 1.00% (the “Prepayment Fee”) of the amount of such Repricing Prepayment. As used herein, with respect to any Term Loan Lender, a “Repricing Prepayment” is the amount of principal of the Term Loans of such Lender that is either (a) prepaid by the US Borrower pursuant to Section 2.1 l(a) substantially concurrently with the incurrence by any Parent or any of its Subsidiaries of new term loans that have interest rate margins lower than, the Applicable Margin then in effect for the Term Loans so prepaid or (b) received by such Lender as a result of the mandatory assignment of such Term Loans in the circumstances described in Section 2.24(c) following the failure of such Lender to consent to an amendment of this Agreement that would have the effect of reducing the Applicable Margin with respect to such Term Loans; provided however that such Repricing Prepayment shall not include any prepayment made in connection with (i) the repayment of all of principal and interest due on Loans under this Agreement, (ii) the termination of all of the Revolving Credit Commitments under this Agreement and (iii) the payment of all other obligations due and owing under the Loan Documents.

2.12.        Mandatory Prepayments.

(a)           Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock shall be issued and sold in an IPO, then on the date of such issuance and sale, the Term Loans shall be prepaid on a pro rata basis (and after the Term Loans are prepaid the outstanding Revolving Extensions of Credit shall be prepaid or cash collateralized and the Revolving Credit Commitments shall be permanently reduced, in each case, on a pro rata basis) by an amount equal to 50% of the aggregate cash proceeds of such issuance and sale, net of underwriting discounts and offering costs paid by the issuer, except for any cash proceeds received as a result of the exercise of an over-allotment option by the underwriters. The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement.

(b)           Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the US Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), then no later than the first Business Day following the date of such issuance or incurrence, the Term Loans shall be prepaid on a pro rata basis (and after the Term Loans are prepaid the outstanding Revolving Extensions of Credit shall be prepaid or cash collateralized and the Revolving Credit Commitments shall be permanently reduced, in each case, on a pro rata basis) by an amount equal to 100% of the amount of the Net Cash Proceeds of such issuance or incurrence. The provisions of this Section do not constitute a consent to the incurrence of any indebtedness by the Borrower or any of its Subsidiaries not permitted by Section 7.2.

(c)           Unless the Required Prepayment Lenders shall otherwise agree, if on any date the US Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then unless a Reinvestment Notice shall be delivered in respect thereof, the Term Loans shall be prepaid promptly, and in any event not later than seven days, after the date of receipt by the US Borrower or such Subsidiary of such Net Cash Proceeds, on a pro rata basis (and after the Term Loans are prepaid the outstanding Revolving Extensions of Credit shall be prepaid or cash collateralized and the Revolving Credit Commitments shall be permanently reduced, in each case, on a pro rata basis) by an amount equal to the amount of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(d)           Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the US Borrower commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid on a pro rata basis (and after the Term Loans are prepaid the outstanding Revolving Extensions of Credit shall be prepaid or cash collateralized and the Revolving Credit Commitments shall be permanently reduced, in each case, on a pro rata basis) by an amount equal to the ECF Percentage of such Excess Cash Flow. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of the US Borrower referred to in Section 6.1 (a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e)           If at any time, the aggregate amount of outstanding Canadian Revolving Credit Loans and Canadian L/C Obligations (converted to Dollars at the Exchange Rate) exceeds the then amount of the Canadian Revolving Credit Commitment, then the Canadian Borrower will repay such excess forthwith without notice or demand. If at any time, the aggregate outstanding amount of US Revolving Credit Loans, Swing Line Loans and US L/C Obligations plus Canadian Revolving Credit Loans and Canadian L/C Obligations (converted to Dollars at the Exchange Rate) exceeds the then amount of the Total US Revolving Credit Commitments, then without notice or demand the US Borrower and Canadian Borrower will prepay their respective outstanding amounts in an amount sufficient to eliminate such excess.

2.13.        Conversion and Continuation Options. (a) The US Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent, at least one Business Day’s prior irrevocable notice of such election and the Canadian Borrower may elect from time to time to convert Banker’s Acceptances upon their maturity to Canadian Prime Rate Loans by giving the Canadian Agent, at least one Business Day’s prior irrevocable notice of such election; provided, that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The US Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent, at least three Business Days prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor) and the Canadian Borrower may elect from time to time to convert Canadian Prime Rate Loans to Banker’s

Acceptances, provided, that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan and no Canadian Prime Rate Loan may be converted into a Banker’s Acceptance (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility and provided, further that in the case of any conversion of Canadian Prime Rate Loans to Banker’s Acceptances, the Canadian Borrower shall pay to the Canadian Agent for the account of the Canadian Revolving Credit Lender such additional amounts, if any, as shall be necessary to effect the payment in full of the respective Canadian Prime Rate Loans being converted on such date. Upon receipt of any such notice the Administrative Agent, or the Canadian Agent, as applicable, shall promptly notify each relevant Lender thereof.

(b)           The US Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto and the Canadian Borrower may elect to continue Banker’s Acceptance as such upon its maturity by giving at least three Business Day’s prior irrevocable notice to the Administrative Agent, and with respect to Canadian Revolving Credit Loans, the Canadian Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 in respect of Eurodollar Loans, of the length of the next Interest Period to be applicable to such Loans, provided, that in the case of any continuation of any Banker’s Acceptance, the Canadian Borrower shall pay to the Canadian Agent for the account of the respective Canadian Revolving Credit Lenders such additional amounts, if any, as shall be necessary to effect the payment in full of the respective Banker’s Acceptances maturing on such date; provided, that no Eurodollar Loan or Banker’s Acceptance under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or with respect to the Canadian Revolving Credit Facility, the Canadian Agent has or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the US Borrower or Canadian Borrower, as applicable, shall fail to give any required notice as described above in this Section 2-13(b) (x) such Eurodollar Loans or Banker’s Acceptance, as applicable, shall be continued and for the same Interest Period as the then expiring Interest Period as of the last day of such then expiring Interest Period, except that if such continuation is not permitted pursuant to the first proviso in this Section 2.13(b), such Loans shall be repaid or converted automatically to Base Rate Loans and (y) the face amount of such Banker’s Acceptance shall be repaid or automatically converted to Canadian Prime Rate Loans on the last day of such then expiring Interest Period and interest shall accrue on the amount thereof from such date at the rate then applicable to Canadian Prime Rate Loans. Upon receipt of any such notice, the Administrative Agent, or the Canadian Agent, as applicable, shall promptly notify each relevant Lender thereof.

2.14.        Minimum Amounts and Maximum Number of Eurodollar Tranches. (a) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) no more than ten Eurodollar Tranches shall be outstanding at any one time.

(b)           Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Banker’s Acceptances and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that after giving effect thereto, the aggregate principal amount of any Banker’s Acceptance shall be equal to Cdn. $500,000 or a whole multiple of Cdn. $100,000 in excess thereof.

2.15.        Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b)           Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)           Each Canadian Prime Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(d)           Upon acceptance of a Banker’s Acceptance by a Lender, the Canadian Borrower shall pay to the Canadian Agent on behalf of such Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Banker’s Acceptances at a rate per annum equal to the Applicable Margin in effect for such day on the basis of the number of days in the Interest Period for the Banker’s Acceptance and a year of 365 days.

(e)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), then such overdue amount (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans (other than Banker’s Acceptances), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% per annum, (y) (1) in the case of the US Borrower’s Reimbursement Obligations, the rate applicable to Base Rate Loans under the US Revolving Credit Facility plus 2.00% per annum or (2) in the case of the Canadian Borrower’s Reimbursement Obligations and Banker’s Acceptances, the rate applicable to Canadian Prime Rate Loans under the Canadian Revolving Credit Facility plus 2.00% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear Interest at a rate per annum equal to (i) the rate then applicable to Base Rate Loans under the relevant Facility plus 2.00% per annum for interest due in Dollars and (ii) the Canadian Prime Rate plus 2.00% per annum for interest due in Canadian Dollars (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the US Revolving Credit Facility plus 2.00% per annum for amounts due in Dollars and the Canadian Prime Rate plus 2,00% per annum for amounts due in Canadian Dollars), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(f)            Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to Section 2.15(e) shall be payable from time to time on demand.

(g)           If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest with respect to the Canadian Obligations or other amount payable to the Canadian Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Canadian Agent or such Lender of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Canadian Agent or such Lender of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rates of interest required to be paid to the Canadian Agent or the affected Lender under this Section 2.15(g); and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Canadian Agent or the affected Lender which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Canadian Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the Canadian Agent or the affected Lender, to obtain reimbursement from the Canadian Agent or such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the Canadian Agent or such Lender to the Canadian Borrower. Any amount or rate of interest under fee Canadian Obligations referred to in this Section 2.15(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Credit Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Canadian Revolving Credit Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Agent shall be conclusive for the purposes of such determination.

(h)           For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 or 365 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360, 365 or such other period of time, respectively.

2.16.        Computation of Interest and Fees. (a) Interest, fees, commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans on which interest is calculated on the basis of the Prime Rate and (ii) Canadian Prime Rate Loans on which interest is calculated on the basis of the Canadian Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the US Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Canadian Prime Rate, the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent, or with respect to Canadian Revolving Credit Loans, the Canadian Agent, shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent, or with respect to Canadian Revolving Credit Loans, the Canadian Agent, pursuant to any provision of this Agreement shall be conclusive and binding on the US Borrower, the Canadian Borrower and the Lenders in the absence of manifest error. The Administrative Agent, or the Canadian Agent, as applicable, shall, at the request of the applicable Borrower, deliver to such Borrower, a statement showing the quotations used by the Administrative Agent in determining any interest rate or Acceptance Fee pursuant to Section 2.15.

2.17.        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the US Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the US Borrower, and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the US Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans; or

(b)           any Canadian Revolving Credit Lender determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market there is no market for Banker’s Acceptances or the demand for Banker’s Acceptances is insufficient to allow the sale or trading of the Banker’s Acceptances created hereunder, then:

(i)            the right of the Canadian Borrower to request a Canadian Revolving Credit Loan by means of Banker’s Acceptances shall be suspended until the Canadian Agent determines that the circumstances causing such suspension no longer exist and the Canadian Agent so notifies the Canadian Borrower; and

(ii)           any notice for the issuance of a Banker’s Acceptance which is outstanding shall be cancelled and the request for such issuance shall be deemed to be a request for a Canadian Prime Rate Loan in the principal amount of the requested Banker’s Acceptance;

and such Canadian Revolving Credit Lender shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower’s right to request a Canadian Revolving Credit Loan by way of a Banker’s Acceptance and of the termination of any such suspension.

2.18.        Pro Rata Treatment and Payments. (a) Each borrowing by the US Borrower or the Canadian Borrower from the Lenders hereunder, commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages, US Revolving Credit Percentages or Canadian Revolving Credit Percentages, as the case may be, of the relevant Lenders; provided, that for purposes of determining the ratable shares of the US Revolving Credit Lenders in any funding of US Revolving Credit Loans or participations in Swing Line Loans or US L/C Obligations, the amount of the US Revolving Credit Commitment of any US Revolving Credit Lender that is also a Canadian Revolving Credit Lender shall be reduced by the amount of its Canadian Revolving Extensions of Credit then outstanding, converted to Dollars at the Exchange Rate. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b)           Each payment (including each prepayment) by the US Borrower on account of principal of the Term Loans outstanding under the Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and each prepayment shall, at the US Borrower’s option, be applied to the installments of such Term Loans either (i) pro rata based on the remaining outstanding principal amount of such installments or (ii) first, in direct order, to the next four succeeding installments of such Term Loans and then pro rata to the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) of the US Revolving Credit Loans shall be allocated among the US Revolving Credit Lenders pro rata according to the respective outstanding principal amounts of the US Revolving Credit Loans then held by such US Revolving Credit Lenders. Each payment (including each prepayment) of the Canadian Revolving Credit Loans shall be allocated among the Canadian Revolving Credit Lenders pro rata according to the respective outstanding principal amounts of the Canadian Revolving Credit Loans then held by such Canadian Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

(d)           The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans (and Canadian Prime Rate Loans, in the case of the Canadian Borrower), under such Facility and, second, to Eurodollar Loans (and Banker’s Acceptances, in the case of the Canadian Borrower) under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans or Canadian Prime Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e)           All payments (including prepayments) to be made by the US Borrower and the Canadian Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. All payments (including prepayments) to be made by the US Borrower hereunder, whether on account of principal, interest, fees or otherwise shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by a Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. All payments (including prepayments) to be made by the Canadian Borrower hereunder with respect to the Canadian Revolving Credit Facility, whether on account of principal, interest, fees or otherwise, shall be made prior to 12:00 Noon, Toronto time, on the due date thereof to the Canadian Agent, for the account of the relevant Lenders, at the Canadian Payment Office, in Canadian Dollars or Dollars (based on the currency applicable to such amount) and in immediately available funds. Any payment made by the Canadian Borrower after 12:00 Noon, Toronto time, on any Business Day shall be deemed to have been made on the next following Business Day.  The Canadian Agent shall distribute such payments to the Canadian Revolving Credit Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans and Banker’s Acceptances) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a

Eurodollar Loan or Banker’s Acceptance becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f)            Unless the Administrative Agent or the Canadian Agent, as applicable, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent or the Canadian Agent, as applicable, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the US Borrower or the Canadian Borrower, as applicable, a corresponding amount. If such amount is not made available to the Administrative Agent, or the Canadian Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, or the Canadian Agent, as applicable, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Canadian Agent for amounts denominated in Canadian Dollars for the period until such Lender makes such amount immediately available to such Agent. A certificate of the Administrative Agent or the Canadian Agent, as applicable, submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the US Borrower or, the Canadian Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Canadian Prime Rate Loans under the relevant Facility, on demand, from the Canadian Borrower.

(g)           Unless the Administrative Agent, or the Canadian Agent, as applicable, shall have been notified in writing by the US Borrower, or the Canadian Borrower, as applicable, prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the applicable Agent, the applicable Agent may assume that such Borrower, is making such payment, and the applicable Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the applicable Agent by the US Borrower or the Canadian Borrower, as applicable, within three Business Days after such due date, the applicable Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Canadian Agent for amounts in Canadian Dollars. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Canadian Agent or any Lender against the US Borrower or the Canadian Borrower.

2.19.        Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the US Borrower or the Canadian Borrower, as applicable, shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the US Borrower or the Canadian Borrower, as applicable, with a copy to the Administrative Agent, or the Canadian Agent, as applicable, of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the US Borrower or the Canadian Borrower, as applicable, with a copy to the Administrative Agent, or the Canadian Agent, as applicable, of a written request therefor, the US Borrower or the Canadian Borrower, as applicable, shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the US Borrower or the Canadian Borrower, as applicable (with a copy to the applicable Agent) shall be conclusive in the absence of manifest error.  The obligations of the US Borrower and the Canadian Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. No Lender shall be entitled to request any payment pursuant to this Section 2.19 unless such Lender is generally demanding payments under comparable provisions of its agreements with similarly situated borrowers.  In addition, neither the US Borrower nor the Canadian Borrower shall be required to compensate any Lender for any such increased costs or reduced return incurred by such Lender more than 6 months prior to such Lender’s written request to such Borrower as required above for such compensation unless such increased costs or reduced return incurred by such Lender is incurred retroactively, in which event such 6 month period shall be extended by the period of retroactivity.

2.20.        Taxes. (a) All payments made by or on behalf of the US Borrower and the Canadian Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Canadian Agent or any Lender as a result of a present or former connection between the Administrative Agent, the Canadian Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s, the Canadian Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Canadian Agent or any Lender hereunder, the amounts so payable to the Administrative Agent, the Canadian Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Canadian Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that neither the US Borrower nor the Canadian Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 2.20(d) or Section 2.20(e), (ii) in the case of any Non-U.S. Lender, that are United States of America withholding taxes imposed on amounts payable to the Administrative Agent, the Canadian Agent or such Lender at the time the Administrative Agent, the Canadian Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s, the Canadian Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.20(a) or (iii) in the case of any Canadian Revolving Credit Lender that is a Non-Canadian Lender, that are Canadian withholding taxes imposed on amounts payable to the Administrative Agent, the Canadian Agent or such Canadian Revolving Credit Lender at the time the Administrative Agent, the Canadian Agent or such Canadian Revolving Credit Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s, the Canadian Agent’s or such Canadian Revolving Credit Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.20(a). The applicable Borrower and any applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b)           In addition, the US Borrower and the Canadian Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the US Borrower and the Canadian Borrower, as promptly as possible thereafter the relevant Borrower shall send to the Administrative Agent, or the Canadian Agent, as applicable, for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the US Borrower or the Canadian Borrower showing payment thereof. If the US Borrower or the Canadian Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the applicable Agent the required receipts or other required documentary evidence, the US Borrower and the Canadian Borrower shall indemnify the Administrative Agent, the Canadian Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any such Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           Each Lender (or Transferee) making, participating in, or receiving an assignment with respect to a Loan to the US Borrower, that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the US Borrower and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI and/or Form W-8IMY, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN and/or Form W-8IMY, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the US Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. lender must also attach the additional documentation that must be transmitted with the Form W-8IMY, including the appropriate forms described in this Section.

(e)           Any Lender that is entitled to an exemption from or reduction of a non-U.S. withholding tax with respect to payments under this Agreement shall deliver to the US Borrower, the Canadian Borrower, the Administrative Agent and the Canadian Agent, as applicable, at the time or times prescribed by applicable law and reasonably requested in writing by the relevant Borrower, such properly completed and executed documentation prescribed by Requirements of Law or as may be required by the applicable Agent as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            If a Lender receives a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower and/or the Canadian Borrower or with respect to which the US Borrower or the Canadian Borrower, as applicable, has paid additional amounts pursuant to this Section 2.20, it shall, within 180 days from the date of such receipt, pay over the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the US Borrower or the Canadian Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund) to the US Borrower or the Canadian Borrower, net of all reasonable out-of-pocket expenses of such Lender (including any taxes imposed with respect to such refund) as determined by such Lender in good faith and in its sole discretion, and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the US Borrower or the Canadian Borrower, as applicable, upon the request of such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the US Borrower or the Canadian Borrower (plus applicable interest imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority.

(g)           Each Lender (other than a Lender that is only a Canadian Revolving Credit Lender) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the US Borrower and the Administrative Agent, on or before the date such Lender becomes a party to this Agreement (and promptly from time to time thereafter if any form previously delivered becomes inaccurate or upon the request of the US Borrower or Administrative Agent), two copies of Internal Revenue Service Form W-9 or any successor or other form prescribed by the Internal Revenue Service. If any such Lender fails to deliver Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) as required herein, or fails to notify the US Borrower and the Administrative Agent promptly at any time it determines that it is no longer in a position to provide any previously delivered form, then the US Borrower may withhold from any payment to such Lender the applicable United States federal backup withholding tax imposed by the Code and remit such amount to the relevant tax authority or other Governmental Authority in accordance with the applicable Requirements of Law, without reduction, and such Lender shall not be entitled to any additional amounts under this Section 2.20 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided however that a Lender that may properly be treated as an “exempt recipient” within the meaning of Treasury regulations section 1.6049-4(c) (without regard to the last sentence of section 1.6049-4(c)(l)(i)), based on the indicators in such section, shall not be required to provide such Form W-9.

2.21.        Indemnity.  The US Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the US Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the US Borrower, has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Canadian Borrower in proceeding with the issuance of Banker’s Acceptances (or the Discount Notes in lieu thereof) after delivery of notice thereof pursuant to Section 2.5(b), (c) default by the US Borrower or the Canadian Borrower in making any prepayment after the US Borrower, or the Canadian Borrower, as applicable, has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the US Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22.        Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, then such Lender shall be an “Affected Lender” and such Lender shall on such day give notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such determination (which notice

Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such notice shall be withdrawn by the Affected Lender or (b) to the extent such determination by the Affected Lender relates to Eurodollar Loans requested through a Borrowing Notice or notice of conversion, such Lender shall make such Loan as a Base Rate Loan on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the US Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23.        Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the US Borrower or the Canadian Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19, 2.20(a) or 2.21 would be reduced; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and provided, that nothing in this Section shall affect or postpone any of the obligations of the US Borrower or the Canadian Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24.        Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the US Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19 or 2.20(a), (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the US Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the US Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Credit Commitments, if any, in full to one or more eligible assignees under Section 10.6 (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, together with, in the case of any assignment pursuant to Section 2.24(c), the Prepayment Fee, (B) an amount equal to all unreimbursed drawings of Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such assignment, the US Borrower and/or the Canadian Borrower, as applicable, shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19, 2.20 or 2.22; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, that the US Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Lender unless, prior to or simultaneously with the effectiveness of such election, the US Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or to be secured by cash collateral or a back-to-back-to-back letter of credit in an amount equal to the aggregate undrawn and unexpired amount of such Letters of Credit issued by the Terminated Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. LETTERS OF CREDIT

3.1.          L/C Commitment.  (a)  Subject to the terms and conditions hereof, each US Issuing Lender, in reliance on the agreements of the other US Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “US Letters of Credit”) for the account of the US Borrower on any Business Day during the US Revolving Credit Commitment Period in such form as may be approved from time to time by such US Issuing Lender; provided, that no US Issuing Lender shall have any obligation to issue any US Letter of Credit if, after giving effect to such issuance, (i) the US L/C Obligations would exceed the US L/C Commitment or (ii) the aggregate amount of the Available US Revolving Credit Commitments would be less than zero. Each US Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the US Revolving Credit Termination Date; provided, that any US Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           Subject to the terms and conditions hereof, each Canadian Issuing Lender, in reliance on the agreements of the other Canadian Revolving Credit Lenders set forth in Section 3.4(d), agrees to issue letters of credit (“Canadian Letters of Credit”) for the account of the Canadian Borrower on any Business Day during the Canadian Revolving Credit Commitment Period in such form as may be approved from time to time by such Canadian Issuing Lender; provided, that no Canadian Issuing Lender shall have any obligation to issue any Canadian Letter of Credit if, after giving effect to such issuance (i) the Canadian L/C Obligations would exceed the Canadian L/C Commitment or (ii) the aggregate amount of the Available Canadian Revolving Credit Commitments would be less than zero.  Each Canadian Letter of Credit shall (i) be denominated in Canadian Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Canadian Revolving Credit Termination Date; provided, that any Canadian Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(c)           No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2.          Procedure for Issuance of Letter of Credit. (a) The US Borrower may from time to time request that a US Issuing Lender issue a US Letter of Credit by delivering to such US Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such US Issuing Lender, and such other certificates, documents and other papers and information as such

US Issuing Lender may reasonably request. Concurrently with the delivery of an Application to a US Issuing Lender, the US Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, a US Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the US Letter of Credit requested thereby by issuing the original of such US Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such US Issuing Lender and the US Borrower (but in no event shall any US Issuing Lender be required to issue any US Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by a US Issuing Lender of a US Letter of Credit, such US Issuing Lender shall furnish a copy of such US Letter of Credit to the US Borrower, as applicable. Each US Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each US Letter of Credit issued by such US Issuing Lender (including the face amount thereof), and shall provide a copy of such US Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

(b)           The Canadian Borrower may from time to time request that a Canadian Issuing Lender issue a Canadian Letter of Credit by delivering to such Canadian Issuing Lender, with a copy to the Administrative Agent and the Canadian Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such Canadian Issuing Lender, and such other certificates, documents and other papers and information as such Canadian Issuing Lender may reasonably request. Upon receipt of any such Application, a Canadian Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Canadian Letter of Credit requested thereby by issuing the original of such Canadian Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Canadian Issuing Lender and the Canadian Borrower (but in no event shall any Canadian Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by a Canadian Issuing Lender of a Canadian Letter of Credit, such Canadian Issuing Lender shall furnish a copy of such Letter of Credit to the Canadian Borrower, the Administrative Agent and the Canadian Agent. Each Canadian Issuing Lender shall promptly give notice to the Administrative Agent and the Canadian Agent of the issuance of each Canadian Letter of Credit issued by such Canadian Issuing Lender (including the amount thereof).

3.3.          Fees and Other Charges. (a) (i) The US Borrower will pay a fee on the aggregate drawable amount of all outstanding US Letters of Credit opened for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the US Revolving Credit Facility, shared ratably among the US Revolving Credit Lenders in accordance with their respective US Revolving Credit Percentages and (ii) the Canadian Borrower will pay a fee on the aggregate drawable amount of all outstanding Canadian Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Banker’s Acceptances under the Canadian Revolving Credit Facility, shared ratably among the Canadian Revolving Credit Lenders in accordance with their respective Canadian Revolving Credit Percentages and each such fee is payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. Such fees shall be payable in the same currency as the Letter of Credit to which such fees relate and in addition, the applicable Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it at a rate to be agreed by the applicable Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b)           In addition to the foregoing fees, the US Borrower shall pay or reimburse each US Issuing Leader and the Canadian Borrower shall pay or reimburse each Canadian Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4.          L/C Participations. (a) Each US Issuing Lender irrevocably agrees to grant and hereby grants to each US L/C Participant, and, to induce each US Issuing Lender to issue US Letters of Credit hereunder, each US L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each US Issuing Lender, on the terms and conditions hereinafter stated, for such US L/C Participant’s own account and risk, an undivided interest equal to such US L/C Participant’s US Revolving Credit Percentage in each US Issuing Lender’s obligations and rights under each US Letter of Credit issued by such US Issuing Lender hereunder and the amount of each draft paid by such US Issuing Lender thereunder. Each US L/C Participant unconditionally and irrevocably agrees with each US Issuing Lender that, if a draft is paid under any US Letter of Credit issued by such US Issuing Lender for which such US Issuing Lender is not reimbursed in full by the US Borrower in accordance with the terms of this Agreement, such US L/C Participant shall pay to the Administrative Agent for the account of such US Issuing Lender upon demand at such US Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such US Issuing Lender) an amount equal to such US L/C Participant’s US Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each US L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such US L/C Participant may have against the US Issuing Lender, the US Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of either Borrower, (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other US L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)           If any amount required to be paid by any US L/C Participant to an US Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such US Issuing Lender under any US Letter of Credit is paid to such US Issuing Lender within three Business Days after the date such payment is due, the US Issuing Lender shall so notify the Administrative Agent, who shall promptly notify the US L/C Participants and each such US L/C Participant shall pay to the Administrative Agent, for the account of the US Issuing Lender on demand (and thereafter the Administrative Agent shall promptly pay to the US Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such US Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any US L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent, for the account of such US Issuing Lender, by such US L/C Participant within three Business Days after the date such payment is due, the Administrative Agent, on behalf of such US Issuing Lender shall be entitled to recover from such US L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the US Revolving Credit Facility. A certificate of the Administrative Agent on behalf of such US Issuing Lender submitted to any US L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after any US Issuing Lender has made payment under any US Letter of Credit and has received from the Administrative Agent any US L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such US Issuing Lender receives any payment related to such US Letter of Credit (whether directly from the US Borrower or otherwise, including proceeds of collateral applied thereto by such US Issuing Lender), or any payment of interest on account thereof, such US Issuing Lender will distribute to the Administrative Agent for the account of such US L/C Participant (and thereafter, the Administrative Agent will promptly distribute to such US L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such US Issuing Lender shall be required to be returned by such US Issuing Lender, such US L/C Participant shall return to the Administrative Agent for the account of such US Issuing Lender the portion thereof previously distributed by such US Issuing Lender to it.

(d)           Each Canadian Issuing Lender irrevocably agrees to grant and hereby grants to each Canadian L/C Participant, and, to induce each Canadian Issuing Lender to issue Canadian Letters of Credit hereunder, each Canadian L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Canadian Issuing Lender, on the terms and conditions hereinafter stated, for such Canadian L/C Participant’s own account and risk, an undivided interest equal to such Canadian L/C Participant’s Canadian Revolving Credit Percentage in each Canadian Issuing Lender’s obligations and rights under each Canadian Letter of Credit issued by such Canadian Issuing Lender hereunder and the amount of each draft paid by such Canadian Issuing Lender thereunder. Each Canadian L/C Participant unconditionally and irrevocably agrees with each Canadian Issuing Lender that, if a draft is paid under any Canadian Letter of Credit issued by such Canadian Issuing Lender for which such Canadian Issuing Lender is not reimbursed in full by the Canadian Borrower in accordance with the terms of this Agreement, such Canadian L/C Participant shall pay to the Canadian Agent for the account of such Canadian Issuing Lender upon demand at such Canadian Issuing Lender’s address for notices specified herein (and thereafter the Canadian Agent shall promptly pay to such Canadian Issuing Lender) an amount equal to such Canadian L/C Participant’s Canadian Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Canadian L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Canadian L/C Participant may have against the Canadian Issuing Lender, the Canadian Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of either Borrower, (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other Canadian L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)           If any amount required to be paid by any Canadian L/C Participant to a Canadian Issuing Lender pursuant to Section 3.4(d) in respect of any unreimbursed portion of any payment made by such Canadian Issuing Lender under any Canadian Letter of Credit is paid to such Canadian Issuing Lender within three Business Days after the date such payment is due, the Canadian Issuing Lender shall so notify the Administrative Agent and the Canadian Agent who shall promptly notify the Canadian L/C Participants and each such Canadian L/C Participant shall pay to the Canadian Agent, for the account of the Canadian Issuing Lender on demand (and thereafter the Canadian Agent shall promptly pay to the Canadian Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average interbank offered rate quoted by the Canadian Agent during the period from and including the date such payment is required to the date on which such payment is immediately available to such Canadian Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 365 (or 366 as applicable). If any such amount required to be paid by any Canadian L/C Participant pursuant to Section 3.4(d) is not made available to the Canadian Agent, for the account of such Canadian Issuing Lender, by such Canadian L/C Participant within three Business Days after the date such payment is due, the Canadian Agent, on behalf of such Canadian Issuing Lender shall be entitled to recover from such Canadian L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Canadian Revolving Credit Facility for amounts due in Dollars and Canadian prime Rate Loans for amounts due in Canadian Dollars. A certificate of the Canadian Agent on behalf of such Canadian Issuing Lender submitted to any Canadian L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(f)            Whenever, at any time after a Canadian Issuing Lender has made payment under any Canadian Letter of Credit and has received from the Canadian Agent any Canadian L/C Participant’s pro rata share of such payment in accordance with Section 3.4(d), such Canadian Issuing Lender receives any payment related to such Canadian Letter of Credit (whether directly from the Canadian Borrower or otherwise, including proceeds of collateral applied thereto by such Canadian Issuing Lender), or any payment of interest on account thereof, such Canadian Issuing Lender will distribute to the Canadian Agent for the account of such Canadian L/C Participant (and thereafter, the Canadian Agent will promptly distribute to such Canadian L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Canadian Issuing Lender shall be required to be returned by such Canadian Issuing Lender, such Canadian L/C Participant shall return to the Canadian Agent for the account of such Canadian Issuing Lender the portion thereof previously distributed by such Canadian Issuing Lender to it.

3.5. Reimbursement Obligation of the Borrower. (a) The US Borrower agrees to reimburse each US Issuing Lender, on the Business Day on which such US Issuing Lender notifies the US Borrower of the date and amount of a draft presented under any US Letter of Credit and paid by such US Issuing Lender (if such notice is received prior to 11:00 A.M. New York City time on such day, otherwise on the next Business Day after such notice is received), for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). The US Issuing Lender shall provide notice to the US Borrower on each Business Day on which a draft is presented and paid by the US Issuing Lender indicating the Payment Amount, provided, that failure to provide such notice shall not affect the US Borrower’s obligations hereunder. Each such payment shall be made to such US Issuing Lender at its address for notices specified herein in Lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in Section 2.15. Each drawing under any Letter of Credit shall (unless an event of the type described in Section 8(f)(i) or Section 8.1(f)(ii) shall have occurred and be continuing with respect to the US Borrower, in which case the procedures specified in Section 3.4 for funding by US L/C Participants shall apply) constitute a request by the US Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of US Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant US Issuing Lender of such drawing under such US Letter of Credit. All payments due from the US Borrower hereunder in respect of US Letters of Credit (and US Reimbursement Obligations in connection therewith) shall be made in Dollars.

(b)           The Canadian Borrower agrees to reimburse each Canadian Issuing Lender, on each date on which such Canadian Issuing Lender notifies the Canadian Borrower of the date and amount of a draft presented under any Canadian Letter of Credit and paid by such Canadian Issuing Lender (if such notice is received prior to 11:00 A.M. Toronto time on such day, otherwise on the next Business Day after such notice is received), for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Canadian Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Canadian Payment Amount”). The Canadian Issuing Lender shall provide notice to the Canadian Borrower on each Business Day on which a draft is presented and paid by the Canadian Issuing Lender indicating the Canadian Payment Amount stated in Canadian Dollars. Each such payment shall be made to such Canadian Issuing Lender at its address for notices specified herein in Canadian Dollars and in immediately available funds. Interest shall be payable on the amount of each Canadian Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(e) and (ii) thereafter, Section 2.15(f). Each drawing under any Canadian Letter of Credit shall (unless an event of the type described in Section 8(f)(i) or Section 8.1(f)(ii) shall have occurred and be continuing with respect to any Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by Canadian Borrower to the Canadian Agent for a borrowing pursuant to Section 2.5(b) of Canadian Prime Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Canadian Revolving Credit Loans could be made, pursuant to Section 2.5(b), if the Canadian Agent had received a notice of such borrowing at the time the Canadian Agent received notice from the relevant Canadian Issuing Lender of such drawing under such Canadian Letter of Credit. All payments due from the Canadian Borrower hereunder in respect of Canadian Letters of Credit (and Canadian Reimbursement Obligations in connection therewith) shall be made in Canadian Dollars.

3.6.          Obligations Absolute.  The US Borrower’s and the Canadian Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that either the US Borrower or the Canadian Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The US Borrower and the Canadian Borrower also each agree with each Issuing Lender that such Issuing Lender shall not be responsible for, and the US Borrower’s and the Canadian Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and/or the Canadian Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the either the US Borrower and/or the Canadian Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Issuing Lender. The US Borrower and the Canadian Borrower each agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and, with respect to Letters of Credit, in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the US Borrower and the Canadian Borrower, as applicable.

3.7.          Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Administrative Agent, if such

Letter of Credit is a Canadian Letter of Credit, the Canadian Agent, the US Borrower and, if such Letter of Credit is a Canadian Letter of Credit, the Canadian Borrower, of the date and the amount thereof. The responsibility of the relevant Issuing Lender to the US Borrower or the Canadian Borrower, as applicable, in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8.          Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9.          Existing Letters of Credit.  On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted to Letters of Credit issued pursuant to Section 3.2 for the account of the US Borrower or the Canadian Borrower, as applicable, and subject to the provisions hereof, and for this purpose the fees payable with respect to such Letters of Credit issued hereunder pursuant to Section 3.3 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such Letters of Credit had been issued on the Closing Date, and (ii) each of the Issuing Lenders listed on Schedule 1.1E with respect to its respective Existing Letter Credit shall be deemed to be an Issuing Lender hereunder with respect to its Letters of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the US Borrower (on behalf of itself and its Subsidiaries) and the Canadian Borrower (on behalf of itself) hereby represents and warrants to each Agent and each Lender that:

4.1.          Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as of March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the US Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the US Borrower and its consolidated Subsidiaries as of March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)           The audited consolidated balance sheets of the US Borrower and its consolidated Subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005, and the audited consolidated statements of income and of cash flows of the US Borrower for the fiscal period or year ended on December 31, 2003, December 31, 2004 and December 31, 2005, respectively, reported on by and accompanied by an unqualified report from Pricewaterhouse Coopers LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the US Borrower and its consolidated Subsidiaries or the predecessor of the US Borrower and its consolidated Subsidiaries, as the case may be, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal period or years then ended. The unaudited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as of March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the US Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firms of accountants and disclosed therein). As of the Closing Date, the US Borrower and its Subsidiaries on a consolidated basis do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that would be required to be reflected in its financial statements in accordance with GAAP that are not reflected in the most recent financial statements referred to in this paragraph or in the notes therein. During the period from December 31, 2005 to and including the date hereof there has been no Disposition by the US Borrower or any of its Subsidiaries of any material part of its business or Property other than as would have been permitted by Section 7.5.

4.2.          No Change.  Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.          Corporate Existence; Compliance with Law.  The US Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and which is necessary for the conduct of its operations and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.          Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the US Borrower and the Canadian Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the US Borrower and the Canadian Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19, or (iii) where the failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect. . Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the US Borrower or any of its Subsidiaries except to the extent the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6.          No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the US Borrower or the Canadian Borrower, threatened by or against the US Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7.          No Default.  Neither the US Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8.          Ownership of Property; Liens.  The US Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9.          Intellectual Property.  Except as otherwise set forth on Schedule 4.9, the US Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted in writing or is pending by any Person challenging any Intellectual Property owned or used by the US Borrower or any Subsidiary or the validity, enforceability, registration or ownership of any Intellectual Property owned by the US Borrower or any Subsidiary, nor does the US Borrower know of any valid basis for any such claim. Neither the US Borrower nor any of its Subsidiaries knows that the use of Intellectual Property by the US Borrower and its Subsidiaries infringes on the rights of any Person.

4.10.        Taxes.  The US Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state (United States or otherwise) and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the US Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the US Borrower or the Canadian Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the applicable Borrower will furnish to the

Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12.        Labor Matters.  There are no strikes, other labor disputes or work slowdowns against the US Borrower or any of its Subsidiaries pending or, to the knowledge of the US Borrower or the Canadian Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the US Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters to a degree that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due by the US Borrower or any of its Subsidiaries on account of wages, employee health and welfare insurance, other benefits or other amounts owing to current or former employees of the US Borrower or any of its Subsidiaries that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the US Borrower or the relevant Subsidiary. The consummation of the transactions contemplated under this Agreement will not give rise to any right of termination or right to renegotiate any employment agreement or collective bargaining agreement.

4.13.        Pension and Benefit Plans.

(a)           ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

(b)           Canadian Pension Plans and Canadian Benefit Plans.  The Canadian Borrower and the US Borrower will cause to be delivered to the Administrative Agent, promptly upon, and in any event within 5 Business Days of, the Administrative Agent’s request, a copy of each Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Parent and its Subsidiaries.  The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Requirement of Law which to the knowledge the Canadian Borrower or the US Borrower require registration and no event has occurred which is reasonably likely to cause the loss of such registered status.  All material obligations, if any, of the Canadian Borrower or the US Borrower and each of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion and in accordance with all applicable Requirements of Law.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as could not reasonably be expected to result in a liability in excess of $20,000,000, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) each Canadian Pension Plan is fully funded both on going-concern basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not reasonably be expected to result in a liability in excess of $20,000,000. All contributions or premiums required to be made or paid by Parent and each of its Subsidiaries, if any, in respect of the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law. All employee contributions in respect of the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner. Parent and each of its Subsidiaries has withheld all employee withholdings to be withheld and has paid to the applicable Governmental Authority all such employee withholdings and required employer contributions pursuant to applicable law on account of Canada Pension Plans, employment insurance and employee income taxes.

4.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15.        Subsidiaries.  (a)  The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the US Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b)           Except as set forth on Schedule 4.15, on the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the US Borrower or any Subsidiary.

4.16.        Use of Proceeds.  The proceeds of the Term Loan Facility shall be used to (i) repay the Existing Facilities, (ii) repay approximately $400.0 million of Permitted Vehicle Indebtedness, (iii) fund a loan of up to $123,100,000 to Parent under the Parent Promissory Note to fund the redemption of Parent’s preferred equity and (iv) pay the related fees, commissions, premiums and expenses in connection therewith. Amounts available under the Revolving Credit Facilities shall be used to provide for the ongoing working capital requirements of the Canadian Borrower, the US Borrower and its Subsidiaries and for general corporate purposes.

4.17.        Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The US Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)           Materials of Environmental Concern are not present at, on, under, or in any real property now or formerly owned, leased or operated by the US Borrower or any of its Subsidiaries, or at any other location (including, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the US Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the US Borrower or any of its Subsidiaries, or (ii) interfere with the US Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the US Borrower or any of its Subsidiaries.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the US Borrower or any of its Subsidiaries is, or to the knowledge of the US Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the US Borrower or any of its Subsidiaries, threatened.

(d)           Neither the US Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)           Neither the US Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)            Neither the US Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

4.18.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent, the Canadian Agent, or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The Projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the US Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19.        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. The Canadian Collateral Agreements are effective to create in favor of the Canadian Agent, for the benefit of the holders of Canadian Obligations, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof solely to secure the obligations described therein as secured thereby. In the case of the “Pledged Stock” defined and described in the Guarantee and Collateral Agreement and the Direct Parent Pledge Agreement when any stock certificates representing such “Pledged Stock” are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, (i) when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent) and each of the Trademark Security Agreement and the Patent Security Agreement is filed with the United States Patent and Trademark Office (and the applicable corresponding filings have been made with the applicable registries in Canada) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement, have been completed (all of which filings have been duly completed) and (ii) upon the taking of possession or control by the Administrative Agent of the other Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent as required by the Security Documents), (x) the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the “Obligations” (as defined in the Guarantee and Collateral Agreement), subject to the Service Fleet Perfection Exclusion, and (y) the Canadian Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the “Obligations” (as defined in the Canadian Collateral Agreements). Schedule 4.19(a)-2 lists each UCC Financing Statement (other than those filed pursuant to this Agreement) that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 4.19(a)-3 lists each financing statement under all applicable Personal Property Security Legislation other than the UCC that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 4.19(a)-4 lists each UCC Financing Statement or other financing statement under all applicable Personal Property Security Legislation that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the US Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC or other applicable termination or discharge statements under Personal Property Security Legislation, signed by the relevant secured party, if necessary, in respect of each UCC Financing Statement or other financing statement under all applicable Personal Property Security Legislation listed in Schedule 4.19(a)-4.

(b)           The Direct Parent Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the “Pledged Collateral” defined and described therein and proceeds thereof. In the case of the “Pledged Stock” defined and described in the Direct Parent Pledge Agreement, when any stock certificates representing such “Pledged Stock” are delivered to the Administrative Agent the Direct Parent Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Parent in such “Pledged Collateral” and the proceeds thereof, as security for the Obligations (as defined in the Direct Parent Pledge Agreement).

(c)           Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(c) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the US Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(c)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the US Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the US Borrower, in excess of $1,000,000.

4.20.        Solvency.  The Loan Parties, taken as whole, are and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21.        Regulation H.  No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

4.22.        Deposit Accounts.  Other than (i) money and checks received in branches or in transit or deposited to depositary accounts for remittance to the Concentration Account within a reasonable time after finally collected funds become available, (ii) cash deposited to a disbursement account when or within a reasonable time before disbursement therefrom is required, (iii) not more than $5,000,000 in other cash and cash equivalents, and (iv) cash on deposit in respect of medical insurance policies, all cash and Cash Equivalents of the US Borrower and its Subsidiaries (other than Finance Companies and International Automotive Group Insurance Company, Ltd.) are held in the Concentration Account.

SECTION 5. CONDITIONS PRECEDENT

5.1.          Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (i) this Agreement, (ii) the Notes (if any), (iii) the Guarantee and Collateral Agreement, (iv) the Direct Parent Pledge Agreement, (v) a Mortgage covering each of the Mortgaged Properties (other than any Mortgaged Properties set forth on Schedule 6.14), (vi) a Borrowing Notice, (vii) the Trademark Security Agreement, (viii) the Patent Security Agreement, (ix) the Canadian Collateral Agreements (other than the Canadian Collateral Agreements set forth on Schedule 6.14), in each case, executed and delivered by a duly authorized officer of each party thereto, and (x) a counterpart signature page to this Agreement or Lender Addendum (which may be delivered by teletransmission and shall in such event be enforceable as an original) from each Lender.

(b)           Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the financial statements of the US Borrower and its consolidated Subsidiaries and their predecessors referred to in Section 4.1(b) and (iii) unaudited interim consolidated financial statements of the US Borrower and its consolidated Subsidiaries for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the US Borrower and its consolidated Subsidiaries, as reflected in the financial statements contained in the Confidential Information Memorandum.

(c)           Organizational Documents Incumbency.  The Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party and the Direct Parent, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the Direct Parent and each Loan Party executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party and the Direct Parent approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s and Parent’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(d)           Organizational and Capital Structure.  The organizational structure and capital structure of the US Borrower and its Subsidiaries, shall be as set forth on Schedule 5.1(d).

(e)           Approvals.  All governmental and third party approvals and consents necessary in connection with the continuing operations of the US Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(f)            Termination of Existing Facilities.  The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Existing Facilities shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(g)           Fees.  The Lenders, and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the US Borrower to the Administrative Agent on or before the Closing Date.

(h)           Business Plan.  The Administrative Agent shall have received a reasonably satisfactory business plan for fiscal years 2006-2013 and a reasonably satisfactory written analysis of the business and prospects of the US Borrower and its Subsidiaries for the period from the Closing Date through the 2013 fiscal year.

(i)            Solvency Certificate.  The Administrative Agent shall have received a reasonably satisfactory solvency certificate of the chief financial officer of the US Borrower certifying to the effect set forth in Section 4.20 with respect to the US Borrower and its Subsidiaries taken as a whole.

(j)            Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions (including the United States of America and the provinces of Canada) or offices in which Uniform Commercial Code financing statements or financing statements under Personal Property Security Legislation or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3.

(k)           Closing Certificates.  The Administrative Agent shall have received a certificate of each the US Borrower and the Canadian Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(1)           Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)            the legal opinion of Schulte Roth & Zabel LLP, counsel to the US Borrower and its Subsidiaries, substantially in the form of Exhibit F-l; and

(ii)           the legal opinion of Cassels, Brock & Blackwell LLP and Tripp Scott, P.A. in the form of Exhibit F-2 and Exhibit F-3, respectively and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall be addressed to the Administrative Agent and the Lenders.

(m)          Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement or the Direct Parent Pledge Agreement, together with an undated stock power and irrevocable proxy for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement, the Canadian Collateral Agreements or the Direct Parent Pledge Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(n)           Filings, Registrations and Recordings.  Each document (including, any Uniform Commercial Code financing statement or financing statement filed pursuant to other applicable Personal Property Security Legislation) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, in the case of the Guarantee and Collateral Agreement and the Canadian Collateral Agreements, a perfected Lien on the Collateral described in the Guarantee and Collateral Agreement and the Canadian Collateral Agreements, respectively, and for the benefit of the prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

(o)           Environmental Matters.  The Administrative Agent shall have received reports and other information in form, scope and substance reasonably satisfactory to the Administrative Agent concerning any environmental matters relating to the Facilities.

(p)           Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(q)           PATRIOT Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by them as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act.

5.2.          Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it hereunder in accordance with Section 2 and/or Section 3, as applicable, on any date (including, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents or by the “Pledgor” in the Direct Parent Pledge Agreement (as such term is defined therein) shall be true and correct on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date).

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the US Borrower or the Canadian Borrower hereunder shall constitute a representation and warranty by the US Borrower or the Canadian Borrower, as applicable, as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The US Borrower hereby agrees that it shall and shall cause each of its Subsidiaries to, and the Canadian Borrower hereby agrees that it shall, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder:

6.1.          Financial Statements.  Furnish to each Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the US Borrower, a copy of the audited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Pricewaterhouse Coopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 45 days (or such later date as provided below) after the end of each of the first three quarterly periods of each fiscal year of the US Borrower, the unaudited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, however, that such quarterly financial statements for the fiscal quarters ending June 30, 2006 and September 30, 2006, shall be furnished not later than 60 days after the end of each such quarter or such earlier date, if any, on which the US Borrower shall have filed its Quarterly Report on Form 10-Q for such quarter with the SEC;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2.          Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (f), to the relevant Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate (it being understood that such certificate shall be limited to the items and scope that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the US Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the US Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county, state, province or any other jurisdiction, or any political subdivision thereof, within the United States of America or Canada, where any Loan Party keeps material inventory or equipment (other than Eligible Vehicles and buses and other service vehicles) or of any Intellectual Property created, acquired, registered or developed by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any financing statements under the UCC or applicable Personal Property Security Legislation or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c)           as soon as available, and in any event no later than 45 days after the end of each fiscal year of the US Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the US Borrower and its Subsidiaries as of the end of the

following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) and, as soon as available, significant revisions, if any, to the extent the subject of deliberations by the Board of Directors of the US Borrower (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on good faith estimates and information and assumptions believed by management to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(d)           concurrently with the delivery of financials pursuant to Section 6.1(b), a narrative discussion and analysis of the financial condition and results of operations of the US Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the financial condition and results of operations for the comparable periods of the previous year;

(e)           to the extent not otherwise publicly available (provided that the US Borrower informs the Administrative Agent of such public availability), within five days after the same are sent, copies of all financial statements and reports that the US Borrower, the Canadian Borrower or Parent sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the US Borrower or Parent may make to, or file with, the SEC; and

(f)            promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the US Borrower or any of its Subsidiaries, as the case may be.

6.4.          Conduct of Business and Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.          Maintenance of Property; Insurance.  (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, (b) use commercially reasonable efforts to prosecute, maintain, and enforce all Intellectual Property owned or held by the US Borrower or any Subsidiary that is material to the conduct of its business and, (c) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against by companies engaged in the same or a similar business.

6.6.          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records, upon reasonable prior notice, during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the US Borrower and its Subsidiaries with officers and employees of the US Borrower and its Subsidiaries and with its independent certified public accountants. Neither the US Borrower nor the Canadian Borrower shall have any obligation to disclose materials that are protected by attorney-client privilege and materials the disclosure of which would violate confidentiality obligations of the US Borrower or the Canadian Borrower.

6.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of the US Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the US Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the US Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by third party insurance (other than bilateral lawsuits filed by individual motorists in respect of accidents occurring while driving a rental vehicle of the US Borrower or one of its Subsidiaries) (ii) in which material injunctive relief is sought, or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the US Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the US Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; (iii) the termination of any Canadian Pension Plan, (iv) the institution of proceedings or the taking of any other action by any Governmental Authority with respect to any Canadian Pension Plan, or (v) the underfunding of any Canadian Pension Plan on a going concern basis or a solvency basis;

(e)           as soon as possible and in any event within 30 days of a Responsible Officer of the US Borrower obtaining knowledge thereof, any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the US Borrower or any of its Subsidiaries if such denial, revocation or refusal could reasonably be expected to have a Material Adverse Effect; and

(f)            any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the US Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8.          Environmental Laws. Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Law except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

6.9.          Interest Rate Protection.  (a)  In the case of the US Borrower, prior to or within 60 days after the Closing Date, enter into, and thereafter maintain for a period of not less than three years, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

(b) The US Borrower shall, or shall cause its Subsidiaries to, for a period of not less than three years from the Closing Date, maintain Hedge Agreements entered into in connection with Permitted Vehicle Indebtedness to provide that at least 50% of the aggregate principal amount of such Permitted Vehicle Indebtedness is subject to either a fixed interest rate or interest rate protection, which Hedge Agreements shall have terms and conditions substantially similar to the terms and conditions of Hedge Agreement with respect to Permitted Vehicle Indebtedness existing and in effect as of the Closing Date or otherwise reasonably satisfactory to the Administrative Agent.

6.10.        Additional Collateral, etc.  (a)  With respect to any Property created, acquired or developed after the Closing Date by the US Borrower or any of its Subsidiaries (other than (x) any real property or any Property described in Section 6.10(b), (y) any Property subject to a Lien expressly permitted by Section 7.3 and (z) Property acquired by an Excluded Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property subject to Liens permitted by Sections 7.3(f) and 7.3(p), including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and the filing of short-form agreements or other documents with the United States Patent and Trademark Office or any similar registry in any foreign country as may be requested by the Administrative Agent.

(b)           With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the US Borrower or any of its Subsidiaries (other than any such real property owned by an Excluded Subsidiary or subject to a Lien expressly permitted by Section 7.3(f)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property and (ii) if reasonably requested by the Administrative Agent, provide the Secured Parties with such title insurance, surveys, legal opinions and other documents as required under paragraphs 4 and 5 of Schedule 6.14.

(c)           With respect to any new Subsidiary (other than a Finance Company or Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), by the US Borrower or any of

its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the US Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the US Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any new Foreign Subsidiary created or acquired after the Closing Date, the Capital Stock of which is directly owned by the US Borrower or by any Domestic Subsidiary of the US Borrower, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in 65% of such Capital Stock, (ii) deliver to the Administrative Agent the certificates representing 65% of such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the US Borrower or such Subsidiary, as the case may be and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11.        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting (subject to the Service Fleet Perfection Exclusion) or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the US Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the US Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the US Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.12.        Ratings.  Maintain a public rating from each of Moody’s and S&P.

6.13.        Cash Management.  The US Borrower agrees that it will and will cause each Guarantor to keep its cash and Cash Equivalents as provided in Section 4.22. The US Borrower may change the Concentration Account Depository so long as (a) the US Borrower obtains, prior to such change, the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and (b) a

Deposit Account Control Agreement is concurrently executed and delivered in respect of the new account.

6.14.        Post-Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule.

SECTION 7. NEGATIVE COVENANTS

The US Borrower hereby agrees that it shall not and shall not cause any of its Subsidiaries to, and the Canadian Borrower hereby agrees that it shall not, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, directly or indirectly:

7.1.          Financial Condition Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Non-Vehicle Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the US Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Non-Vehicle Leverage Ratio
September 30, 2006	4.75:1.0
December 31, 2006	4.75:1.0
March 31, 2007	4.75:1.0
June 30, 2007	4.75:1.0
September 30, 2007	4.75:1.0
December 31, 2007	4.50:1.0
March 31, 2008	4.50:1.0
June 30, 2008	4.50:1.0
September 30, 2008	4.50:1.0
December 31, 2008	4.00:1.0
March 31, 2009	4.00:1.0
June 30, 2009	4.00:1.0
September 30, 2009	4.00:1.0
December 31, 2009	3.50:1.0
March 31, 2010	3.50:1.0
June 30, 2010	3.50:1.0
September 30, 2010	3.50:1.0
December 31, 2010	3.00:1.0
March 31, 2011	3.00:1.0
June 30, 2011	3.00:1.0
September 30, 2011	3.00:1.0
December 31, 2011	3.00:1.0
March 31, 2012	3.00:1.0
June 30, 2012	3.00:1.0
September 30, 2012	3.00:1.0
December 31, 2012	3.00:1.0
March 31, 2012	3.00:1.0
Thereafter	3.00:1.0

(b)           Consolidated Interest Coverage Ratio. Permit the Consolidated Non-Vehicle Interest Coverage Ratio for any period of four consecutive fiscal quarters of the US Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Non-Vehicle Interest Coverage Ratio
September 30, 2006	2.75:1.0
December 31, 2006	2.75:1.0
March 31, 2007	2.75:1.0
June 30, 2007	2.75:1.0
September 30, 2007	2.75:1.0
December 31, 2007	3.00:1.0
March 31, 2008	3.00:1.0
June 30, 2008	3.00:1.0
September 30, 2008	3.00:1.0
December 31, 2008	3.00:1.0
March 31, 2009	3.00:1.0
June 30, 2009	3.00:1.0
September 30, 2009	3.00:1.0
December 31, 2009	3.00:1.0
March 31, 2010	3.00:1.0
June 30, 2010	3.00:1.0
September 30, 2010	3.00:1.0
December 31, 2010	3.00:1.0
March 31, 2011	3.00:1.0
June 30, 2011	3.00:1.0
September 30, 2011	3.00:1.0
December 31, 2011	3.00:1.0
March 31, 2012	3.00:1.0
June 30, 2012	3.00:1.0
September 30, 2012	3.00:1.0
December 31, 2012	3.00:1.0
March 31, 2012	3.00:1.0
Thereafter	3.00:1.0

7.2.          Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness of the US Borrower to any Subsidiary of the US Borrower and of any Subsidiary to the US Borrower or any other Subsidiary of US Borrower; provided, however, that the aggregate Indebtedness of Subsidiaries (other than Finance Companies) that are not Guarantors to the Loan Parties shall not exceed $10,000,000 at any one time outstanding;

(c)           Indebtedness (including Purchase Money Indebtedness and Capital Lease Obligations), other than Permitted Vehicle Indebtedness, in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(d)           Guarantee Obligations made in the ordinary course of business by the US Borrower or any of its Subsidiaries of obligations (including obligations under operating leases or leases of or use agreements for Eligible Vehicles or buses or other service vehicles) of the US Borrower or any Guarantor;

(e)           Permitted Vehicle Indebtedness;

(f)            Indebtedness in respect of performance and surety bonds issued to guarantee performance and payment on contracts entered into by the US Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice.

(g)           Guarantee Obligations in favor of airports, airport authorities and other Governmental Authorities with respect to airport rental or related facilities to be used by the US Borrower or any of its Subsidiaries or any of their franchisees in the ordinary course of business;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)            Indebtedness of the US Borrower or any of its Subsidiaries incurred in connection with an Acquisition permitted by Section 7.8(j);

(j)            Indebtedness incurred by the US Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with Acquisitions permitted by Section 7.8(j) or permitted Dispositions of any business, assets or Subsidiary of the US Borrower or any of its Subsidiaries;

(k)           Indebtedness of the US Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and other similar arrangements in connection with deposit accounts in the ordinary course of business;

(1)           unsecured Indebtedness (i) in an amount not to exceed $25,000,000 in the aggregate at any time outstanding consisting of subordinated indebtedness of the US Borrower or any of its Subsidiaries issued to a seller in connection with an Acquisition permitted by Section 7.8(j) and which is subordinated in right of payment to the Obligations and containing such other terms, including with respect to tenor, covenants, events of default and remedies reasonably satisfactory to the Administrative Agent and (ii) of any Person in an amount not to exceed $50,000,000 in the aggregate at any time outstanding incurred or assumed by the US Borrower or any of its Subsidiaries as a result of an Acquisition permitted by Section 7.8(j) (other than Indebtedness incurred or assumed in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of transactions pursuant to which such Person was acquired by the US Borrower or one of its Subsidiaries);

(m)          Indebtedness outstanding on the date hereof and listed on Schedule 7.2(m);

(n)           Indebtedness owing to insurance companies or their affiliates to finance the payment of insurance premiums to such insurance companies in the ordinary course of business;

(o)           Guarantee Obligations of any Loan Party with respect to Indebtedness of another Loan Party permitted under this Section 7.2;

(p)           (i) Indebtedness incurred by a Finance Company in connection with the acquisition of Eligible Vehicles; provided that (x) such vehicles could not be acquired with the proceeds of Permitted Vehicle Indebtedness and (y) such Indebtedness does not exceed the net book value of such vehicles and (ii) other Indebtedness incurred by the US Borrower or any of its Subsidiaries to finance the acquisition of Eligible Vehicles; provided that (x) such Indebtedness does not exceed the net book value of such vehicles and (y) recourse to the Loan Parties in the event of a default with respect to such Indebtedness does not exceed $50,000,000 plus (if the Indebtedness is incurred by a Loan Party) the proceeds realized from the sale or disposition of such Eligible Vehicles;

(q)           Oklahoma Development Financing in an amount not to exceed $3,200,000;

(r)            Any extensions, renewals, refinancings or replacements of any Indebtedness described in Section 7.2(i), Section 7.2(l), Section 7.2(m), Section 7.2(p), Section 7.2(q), Section 7.2(r) or Section 7.2(t) (subject to any limitations set forth in such subsections), provided, such Indebtedness permitted under this subsection shall not (x) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, refinanced or replaced, (y), no portion of the principal of such additional Indebtedness shall be scheduled to be redeemed, repurchased or otherwise repaid or prepaid prior to the earlier of (1) the date on which the corresponding portion of the refinanced Indebtedness would be payable and (2) the date that is six months after the Term Loan Maturity Date, or (z) exceed the principal amount of and any undrawn commitment for the Indebtedness being renewed, extended, refinanced, or replaced, accrued cash interest payable thereon, premium (if any) thereon, other than reasonable amounts necessary to accomplish such extension, renewal, refinancing, or replacement and reasonable fees and expenses incurred in connection therewith; provided further thatafter giving effect to the incurrence of such Indebtedness, (1) the US Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7.1 and (2) no Default or Event of Default shall exist or would result therefrom;

(s)           Indebtedness under Hedge Agreements permitted to be entered into by Section 7.15; and

(t)            additional Indebtedness, not otherwise permitted by this Section 7.2, of the US Borrower or any other Subsidiary in an aggregate principal amount (for the US Borrower and all such Subsidiaries) not to exceed $25,000,000 at any one time outstanding.

7.3.          Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the US Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           Liens incurred or deposits or cash management or cash collateral arrangements made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, medical insurance, or to secure the performance of tenders, statutory or regulatory obligations, appeal bonds, surety, insurance and other similar bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the US Borrower or any of its Subsidiaries;

(e)           Liens in existence on the date hereof listed on Schedule 7.3(e) securing Indebtedness permitted by Section 7.2(m), provided, that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of the Indebtedness secured thereby is not increased;

(f)            Liens securing Indebtedness of any Subsidiary of the US Borrower incurred pursuant to Sections 7.2(c) and Section 7.2(g) to finance the acquisition or construction of fixed or capital assets (including, buses and other service vehicles), provided, that (i) such Liens shall be created within 90 days of the acquisition or construction of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) such Indebtedness shall not exceed the cost of the property or assets acquired, and in the case of Section 7.2(g), in the case where such property or assets include real property or fixtures, the cost of the construction or repair thereof and improvements thereto;

(g)           Liens created pursuant to the Security Documents;

(h)           any interest or title of a lessor under any lease or any rights of a licensor under any non-exclusive licenses entered into by any Subsidiary of the US Borrower in the ordinary course of business and consistent with past practice, except for exclusive licenses permitted in accordance with Section 4.2 of the Guarantee and Collateral Agreement and covering only the assets so leased or licensed;

(i)            Liens on (i) Permitted Vehicle Collateral securing Indebtedness described in Section 7.2(e) or Section 7.2(s) and Liens on other Property of Subsidiaries of the US Borrower, securing Indebtedness described in Section 7.2(e) or Section 7.2(s) of such Subsidiaries or (ii) Eligible Vehicles and all proceeds and products thereof owned by a Loan Party securing Indebtedness described under Section 7.2(p)(ii);

(j)            Liens in respect of cash collateral arrangements with insurers of the US Borrower and its Subsidiaries in the ordinary course of business;

(k)           Liens solely on any cash earnest money deposits made by the US Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement for an Acquisition permitted by Section 7.8(j);

(1)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(m)          Liens on assets in favor of customs and revenue authorities or freight handlers or forwarders to secure payment of customs duties in connection with the importation of goods;

(n)           Liens in favor of the US Borrower or any of its Subsidiaries;

(o)           Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the US Borrower or a Subsidiary thereof or at the time the US Borrower or one of its Subsidiaries acquires such Property or the Capital Stock of such Person; provided, that such Liens were in existence prior to and were not incurred in connection with or in contemplation of, such merger of consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by the US Borrower or its Subsidiaries;

(p)           Banker’s liens, rights of setoff and similar Liens with respect to Cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(q)           any attachment or judgment Lien not constituting an Event of Default under Section 8.01(h);

(r)            Liens securing Indebtedness under Section 7.2(r) which is incurred to extend, renew, refinance, or replace any Indebtedness which was secured by a Lien permitted under this Section 7.3; provided that any such Liens do not extend to or cover any property or assets of the US Borrower or its Subsidiaries not securing the Indebtedness so extended, renewed, refinanced or replaced;

(s)           Liens existing on the date hereof securing Indebtedness under Section 7.2(q); and

(t)            Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed (as to the US Borrower and all other Subsidiaries of the US Borrower) $25,000,000 at any one time.

7.4.          Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           any Domestic Subsidiary that is a Guarantor may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any Domestic Subsidiary that is a Wholly Owned Guarantor (provided, that (i) the Wholly Owned Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Domestic Subsidiary that is a Wholly Owned Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

(b)           any Foreign Subsidiary (other than the Canadian Borrower) may (i) be merged or consolidated with or into any other Foreign Subsidiary (provided, that a Canadian Subsidiary may only merge or be consolidated with or into a Domestic Subsidiary or another Canadian Subsidiary) and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary (provided, that a Canadian Subsidiary may only Dispose of any or all of its assets to a Domestic Subsidiary or another Canadian Subsidiary);

(c)           any Subsidiary of the US Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower or any Guarantor;

(d)           any Excluded Domestic Subsidiary may be merged or consolidated with or into another Excluded Domestic Subsidiary or the US Borrower or any Guarantor, and any Excluded Domestic Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Excluded Domestic Subsidiary, the US Borrower or any Guarantor;

(e)           any Finance Company may (i) Dispose of all or substantially all of its assets consisting of Eligible Vehicles or in the ordinary course of business and Dispose of its other assets or (ii) wind up or dissolve if the US Borrower determines that such Finance Company is no longer necessary to finance Eligible Vehicles; and

(f)            the US Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a holding company of the US Borrower, so long as such holding company assumes all of the US Borrower’s obligations under the Loan Documents pursuant to such documents as the Administrative Agent deems necessary or desirable, including an amendment to the Guarantee and Collateral Agreement.

7.5.          Limitation on Disposition of Property. Dispose of any of its Property (including, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete or worn out property, buses or other service vehicles in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Sections 7.4(a) through 7.4(f);

(d)           the sale or issuance of (i) any Domestic Subsidiary’s Capital Stock to the US Borrower or any Domestic Subsidiary that is a Guarantor, (ii) any Canadian Subsidiary’s Capital Stock to the US Borrower or the Canadian Borrower, or (iii) any Foreign Subsidiary’s (other than any Canadian Subsidiary and any Foreign Subsidiary the stock of which is pledged as Collateral) stock to the US Borrower or any Foreign Subsidiary;

(e)           the Disposition of Eligible Vehicles and buses and other service vehicles in the ordinary course of business;

(f)            any Recovery Event, provided, that the requirements of Section 2.12(c) are complied with in connection therewith;

(g)           Dispositions constituting Investments permitted by Section 7.8;

(h)           any Inactive Subsidiary may dissolve, liquidate or wind up its affairs at any time;

(i)            the use or transfer of cash or Cash Equivalents in a manner that is permitted by the terms of this Agreement or the other Loan Documents;

(j)            to the extent allowable under Section 1031 of the Internal Revenue Code, (i) an exchange in the ordinary course of business of Eligible Vehicles for other Eligible Vehicles and (ii) an exchange of other like property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the US Borrower, in each case for use in a business of the US Borrower and its Subsidiaries permitted by Section 7.14;

(k)           any Disposition by the US Borrower or any of its Subsidiaries to any franchisee of any licensed territory in connection with any franchise relationship, if such licensed territory was cash flow negative for the last twelve months prior to such Disposition or newly established within the last twelve months prior to such Disposition;

(1)           the Disposition by assignment by the US Borrower or any of its Subsidiaries to any Finance Company of any Hedge Agreements initially entered into by the US Borrower or any of its Subsidiaries for the benefit of any such Finance Company, provided, that the assigning party retains no obligations under such Hedge Agreement after such assignment;

(m)          Dispositions of insurance claims for property damage arising in connection with the rental of Eligible Vehicles in the ordinary course of business; and

(n)           Dispositions of other assets having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the US Borrower.

7.6.          Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the US Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the US Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)           (i) any Domestic Subsidiary may make Restricted Payments to the US Borrower or any Guarantor that is a Domestic Subsidiary, (ii) any Canadian Subsidiary may make Restricted Payments to the US Borrower, the Canadian Borrower or any Guarantor, and (iii) any Foreign Subsidiary (other than any Canadian Subsidiary) may make Restricted Payments to the US Borrower or any Guarantor or to any other Foreign Subsidiary;

(b)           the US Borrower may make Restricted Payments in the form of common stock of the US Borrower;

(c)           So long as no Default or Event of Default shall have occurred and be continuing, the US Borrower may, or may make Restricted Payments to Direct Parent, any intermediate holding company, and Parent to enable Parent to, repurchase, redeem or otherwise acquire or retire shares of, or options or warrants to purchase shares of, Capital Stock of the US Borrower or Parent from current or former employees, officers or directors of the US Borrower or any Subsidiaries thereof or their respective estates, spouses, former spouses, family members or other permitted transferees, in an aggregate amount not to exceed (x) $5,000,000 in any calendar year or (y) $15,000,000 since the Closing Date; provided, that (i) the US Borrower may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $5,000,000 in any calendar year and (ii) Restricted Payments made pursuant to this Section during any calendar year shall be deemed made, first, in respect of amounts permitted for such year as provided above and second, in respect of amounts carried of from the prior year pursuant to clause (i) above; provided, further that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds from the sale of equity or other beneficial ownership interests of the US Borrower or Parent to employees, officers, directors or consultants of the US Borrower and the Subsidiaries of the US Borrower that occurs after the date of this Agreement, so long as, in the case of a sale of interests of Parent, the proceeds thereof are contributed to the US Borrower, plus (B) the cash proceeds of key man life insurance policies received by the US Borrower and its Subsidiaries after the date of this Agreement;

(d)           any Restricted Payments made on the Closing Date with proceeds of the Loans in accordance with Section 4.16;

(e)           the repurchase of Capital Stock deemed to occur upon any “cashless” exercise of stock options, warrants or other convertible securities;

(f)            following an IPO, and so long as the Consolidated Non-Vehicle Leverage Ratio as of the most recently completed four fiscal quarter period (determined after giving effect to any such dividend) is equal to or less than 2.75:1.0 (after giving pro forma effect to any prepayment pursuant to this Agreement), cash dividends on Capital Stock of the US Borrower, or Restricted Payments directly or indirectly to Parent to enable Parent to pay cash dividends on its Capital Stock, not to exceed $30,000,000 plus 35% of Excess Cash Flow since the Closing Date;

(g)           Restricted Payments for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of the preferred stock of the Vanguard Car Rental USA Inc. held by General Motors or one of its affiliates; provided, that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of preferred stock after the Closing Date does not exceed $10,000 in any fiscal year; and

(h)           so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the US Borrower may make Restricted Payments to a Parent (i) in an aggregate amount not to exceed $2,500,000 (or after an IPO, $5,000,000) in any fiscal year, to the extent necessary to permit any Parent to pay general administrative costs and expenses and out-of-pocket legal, accounting and filing and other general corporate overhead costs of such Parent and (ii) for so long as the US Borrower is a member of a group filing a consolidated or combined tax return with any Parent, payments to such Parent in respect of an allocable portion of the tax liabilities of such group that is reasonably attributable to the US Borrower and its Subsidiaries as if the US Borrower and its Subsidiaries were a stand-alone consolidated group (“Tax Payments”); provided however, that the Tax Payment must be used by Parent to satisfy such allocable portion of the tax liability of the consolidated group within 30 days of Parent’s receipt thereof.

7.7.          Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures not exceeding (a) $60,000,000 for the US Borrower and its Subsidiaries for the fiscal year ending December 31, 2006 and (b) for each fiscal year of the US Borrower thereafter, the greater of 2.5% of gross operating revenues of US Borrower and its Subsidiaries for the immediately preceding fiscal year or $85,000,000; provided, that 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year.

7.8.          Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of credit to customers or advances, deposits and payment to or with suppliers, lessors or utilities or for workers’ compensation or medical insurance, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP;

(b)           Investments in Cash Equivalents;

(c)           Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2;

(d)           loans and advances to directors, officers and employees of the US Borrower or any Subsidiary in the ordinary course of business (including, for travel, entertainment and relocation expenses) in an aggregate amount for the US Borrower and the Subsidiaries not to exceed $2,500,000 at any one time outstanding;

(e)           Investments in assets useful in the business of the US Borrower or any of its Subsidiaries made with the proceeds of any Reinvestment Deferred Amount;

(f)            intercompany Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the US Borrower, its Subsidiaries, or any Person that, prior to or as a result of such Investment, is a Guarantor that is a Domestic Subsidiary;

(g)           Investments by Excluded Subsidiaries (other than any Canadian Subsidiary) in other Excluded Subsidiaries;

(h)           Investments by the US Borrower or any Subsidiary of Permitted Vehicle Collateral in any Finance Company, provided, that such Investments are used to secure Permitted Vehicle Indebtedness;

(i)            Investments by any Loan Party in any Subsidiary of Parent that is not a Loan Party in an aggregate cumulative amount after the date of this Agreement, net of any such Investments previously returned or repaid, not to exceed (i) $10,000,000, plus (ii) any additional amount funded from a cash contribution to the US Borrower’s common equity capital;

(j)            any Acquisition either through the purchase of assets (including the goodwill) or the purchase of 100% of the Capital Stock of any Person or of any franchise, if each of the following conditions is satisfied: (i) the requirements of Section 6.10 have been satisfied with respect to such Acquisition and the US Borrower shall be in pro forma compliance with Section 7.1 both before and after giving effect to such Acquisition (and in making such pro forma calculation in connection with determining compliance with Section 7.1, Consolidated EBITDA After Fleet Costs shall be reduced by a reasonable allowance for future payments to which the seller may become entitled based on the performance of the business acquired in such Acquisition if maintained at the levels reflected in such pro forma adjustments); (ii) no Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Acquisition; (iii) the aggregate Purchase Prices of all such Acquisitions during the term of this Agreement shall not exceed $150,000,000; and (iv) any such Acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person or business being acquired;

(k)           Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person in the ordinary course of business; (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure or (iii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the US Borrower and its Subsidiaries;

(1)           Investments constituting non-Cash consideration useful in the operation of the business received by the US Borrower or any of its Subsidiaries in connection with permitted Asset Sales and other Dispositions permitted under Section 7.5;

(m)          Investments existing on the Closing Date and renewals or extensions of any such Investment to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(n)           Investments by the US Borrower or any of its Subsidiaries during the term of this Agreement in joint ventures (which joint ventures, for the avoidance of doubt, shall not include airport facilities) engaged in any business permitted by Section 7.14 in an aggregate outstanding amount not to exceed $25,000,000 at any time;

(o)           Investments under Hedge Agreements to the extent permitted under Section 7.15;

(p)           Investments resulting from an Acquisition permitted under Section 7.8(j), which Investments at the time of such Acquisition were held by the acquired Person and were not acquired in contemplation of the Acquisition of such Person;

(q)           Investments to fund the obligations of International Automotive Group Insurance Company Ltd. (or any other captive insurance Subsidiary of US Borrower engaged in substantially the same business);

(r)            Investments made on or about the Closing Date to Parent to fund a loan of up to $123,100,000 to Parent under the Parent Promissory Note to fund a redemption of Parent’s preferred stock;

(s)           Investments consisting of loans to Subsidiaries of Parent (other than the US Borrower and its Subsidiaries) in an aggregate amount not to exceed $25,000,000 at any time outstanding; and

(t)            in addition to Investments otherwise expressly permitted by this Section, Investments by the US Borrower or any Subsidiary during the term of this Agreement in an aggregate outstanding amount (valued at cost) not to exceed $25,000,000 at any time.

7.9.          Limitation on Transactions with Affiliates. Enter into any transaction, including, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the US Borrower or any Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms no less favorable to the US Borrower or such Guarantor, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate as determined by a majority of the disinterested directors of the US Borrower; provided that if any such transaction has a value in excess of $50,000,000 then such determination shall based on a report of an accounting, appraisal or investment banking firm of national standing. The foregoing restrictions shall not apply to:

(a)           reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors or employees of the US Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice;

(b)           Restricted Payments permitted under Section 7.6;

(c)           any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the US Borrower or any of its Subsidiaries in the ordinary course of business

(d)           transactions relating to any Investment in Parent or any of its Subsidiaries, including the granting of registration rights with respect thereto;

(e)           any agreement as in effect as of the Closing Date and set forth on Schedule 7.9(e) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Agents and the Lenders, in any material respect than the original agreement as in effect on the Closing Date;

(f)            Investments permitted under Section 7.8;

(g)           reservation services, travel and tour related services, collection and settlement services, and other similar transactions in the ordinary course of business with Subsidiaries of Parent (other than the US Borrower and its Subsidiaries); and

(h)           servicing agreements and other similar arrangements customary in fleet financing securitization transactions.

7.10.        Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the US Borrower or any of its Subsidiaries of real or personal property (other than Eligible Vehicles) which has been or is to be sold or transferred by the US Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the US Borrower or such Subsidiary.

7.11.        Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the US Borrower to end on a day other than December 31 or change the US Borrower’s method of determining fiscal quarters.

7.12.        Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the US Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations or Permitted Vehicle Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or Permitted Vehicle Collateral securing the applicable Permitted Vehicle Indebtedness), (c) other Indebtedness permitted by Section 7.2 so long as the agreements with respect to such Indebtedness permit the Liens created under the Loan Documents (and Liens upon the Collateral securing all extensions, renewals, replacements and refinancings thereof) and the prohibitions and limitations thereunder are not as a whole more restrictive than Section 7.3 hereof.

7.13.        Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the US Borrower or any other Subsidiary, (b) make Investments in the US Borrower or any other Subsidiary of the US Borrower or (c) transfer any of its assets to the US Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions imposed on any Finance Company pursuant to the terms of Permitted Vehicle Indebtedness, (iii) any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the US Borrower or any Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (iv) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis, (v) restrictions on the transfer of assets subject to any Lien permitted by Section 7.3 hereof imposed by the holder of such Lien, (vi) restrictions imposed by any agreement to sell assets or Capital Stock (but only with respect to such assets or Capital Stock) permitted under this Agreement to any Person pending the closing of such sale, (vii) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business, (viii) restrictions contained in the terms of the Purchase Money Indebtedness or Capital Lease Obligations not incurred in violation of this Agreement; provided, that such restrictions relate only to the property financed with such Indebtedness, (ix) restrictions contained in the terms of Indebtedness permitted by Section 7.2, provided that such restrictions taken as a whole are not more restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (i) above, (x) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business; and (xi) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such amendment, modification, restatement, increase, supplement, refunding, replacement, or refinancing are no less favorable to the US Borrower and its Subsidiaries and the Lenders in any material respect, as determined by the Board of Directors of the US Borrower in its reasonable and good faith judgment, than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause.

7.14.        Limitation on Lines of Business.  (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the US Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or a reasonable expansion or extension thereof.

(b)           Permit Vanguard Trademark Holdings USA LLC to (i) engage in any other business other than the ownership and non-exclusive licensing of Intellectual Property in the ordinary course of business and consistent with past practice, except for exclusive licenses permitted in accordance with Section 4.2 of the Guarantee and Collateral Agreement or (ii) incur any Indebtedness other than guarantees of the Obligations.

7.15.        Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into prior to or subsequent to the date hereof in the ordinary course of business or which are initially entered into by the US Borrower or any of its Subsidiaries as the account party on behalf of any Finance Company in relation to Permitted Vehicle Indebtedness and which are promptly assigned to such Finance Company, in each case not for speculative purposes.

7.16.        Permitted Vehicle Indebtedness. Permit the aggregate principal amount of outstanding Permitted Vehicle Indebtedness held by Persons other than the US Borrower and its Subsidiaries as of the last calendar day of each month (the “Determination Date”) to exceed the net book value of the Permitted Vehicle Collateral securing Permitted Vehicle Indebtedness held by Persons other than the US Borrower and its Subsidiaries on such Determination Date. Notwithstanding the foregoing, if the US Borrower or the Canadian Borrower is not in compliance with the preceding sentence on any Determination Date, neither the US Borrower nor the Canadian Borrower will be in breach thereof so long as (a) within 25 days from the Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) the US Borrower or its Subsidiaries repay sufficient Permitted Vehicle Indebtedness or deposits as collateral additional Permitted Vehicle Collateral so that the US Borrower and the Canadian Borrower would have been in compliance as of the Determination Date assuming such repayment or deposit had been made on such date or (b) the US Borrower and the Canadian Borrower deliver to the Administrative Agent an officers’ certificate setting forth the amount of the shortfall within 25 days of such Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) and within 50 days from the Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) the US Borrower causes (i) to be repaid sufficient Permitted Vehicle Indebtedness, (ii) to be deposited as collateral additional Permitted Vehicle Collateral, or (iii) to be redesignated under one of the clauses of Section 7.2 hereof (other than Section 7.2(e)) sufficient Permitted Vehicle Indebtedness that is not secured by an actual Lien on Permitted Vehicle Collateral to no longer constitute Permitted Vehicle Indebtedness, in each case so that the US Borrower and the Canadian Borrower would have been in compliance as of the Determination Date assuming such repayment, deposit or redesignation had been made on such date.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the US Borrower or the Canadian Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the US Borrower or the Canadian Borrower shall fail to pay any interest or acceptance fee on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished and such breach shall not have been remedied, cured, reversed or waived within ten (10) days after the earlier of (i) receipt by the US Borrower of written notice from Administrative Agent or the Required Lenders of the foregoing or (ii) a Responsible Officer having knowledge of such failure; provided, that the Loan Parties may not remedy, cure, reverse or waive such breach if such breach was made intentionally with the knowledge by any Responsible Officer that such representation or warranty was false at the time made; or

(c)           (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a)(i), Section 6.4(a)(ii), Section 6.7(a) or Section 7, or in Section 5 of

the Guarantee and Collateral Agreement, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days; provided, however, that such thirty day cure period shall be extended by an additional 10 days, for a total of 40 days, if (A) such default cannot be cured by the payment of money and (B) such Loan Party promptly and for the duration of such initial thirty-day period takes action reasonably designed to achieve a cure within such period and thereafter diligently and continuously pursues such cure (it being agreed and understood that during such cure period any such Default shall not constitute an Event of Default); or

(e)           the US Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)            (i) the US Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, protection, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver manager, trustee, custodian, monitor, conservator or other similar official for it or for all or any substantial part of its assets, or the US Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the US Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the US Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the US Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v)

the US Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the US Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the US Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any other event or condition shall occur or exist with respect to a Plan; (vii) any going concern, unfunded liability or solvency deficiency shall exist with respect to any Canadian Pension Plan, (viii) any event shall occur which could reasonably cause a revocation of the registered status of any Canadian Pension Plan or which could reasonably cause any regulatory authority to order the appointment of an administrator of any Canadian Pension Plan, (ix) the partial or full wind-up of any Canadian Pension Plan, (x) any failure to remit any contributions when due with respect to any Canadian Pension Plan, or (xi) any other event or condition shall occur or exist with respect to a Canadian Pension Plan; and in each case in clauses (i) through (xi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a liability of the US Borrower or its Subsidiaries in excess of $20,000,000; or

(h)           one or more judgments or decrees shall be entered against the US Borrower or any of its Subsidiaries involving for the US Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            any of the Security Documents shall cease, for any reason, to be in full force and effect in any material respect or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the US Borrower or the Canadian Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including the aggregate face amount of all outstanding Banker’s Acceptances, whether or not the Banker’s Acceptances have matured, and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder), shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower and the Canadian Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including the aggregate face amount of all outstanding Banker’s Acceptances, whether or not the Banker’s Acceptances have matured, and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all US Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the US Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such US Letters of Credit (and the Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such US Letters of Credit and all other Obligations of the Borrowers). In the case of all Canadian Letters of Credit with respect to which presentment for honor shall not have occurred or Banker’s Acceptances which have not matured at the time of an acceleration pursuant to this paragraph, the Canadian Borrower shall at such time deposit in a cash collateral account opened by the Canadian Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Canadian Letters of Credit and the aggregate face amount of unmatured Banker’s Acceptances (and the Canadian Borrower hereby grants to the Canadian Agent, for the benefit of the holders of Canadian Obligations, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Canadian Letters of Credit or the unmatured Banker’s Acceptances and all other Obligations of the Canadian Borrower). If at any time any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, the Canadian Agent and the relevant Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding US Letters of Credit, Canadian Letters of Credit or Banker’s Acceptances, the US Borrower or the Canadian Borrower, as applicable, shall, forthwith upon demand by the Administrative Agent or the Canadian Agent, as applicable, pay to the Administrative Agent or the Canadian Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent or the Canadian Agent, as applicable, determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to US Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such US Letters of Credit, and the unused portion thereof after all such US Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. Amounts held in such cash collateral account with respect to Canadian Letters of Credit and Banker’s Acceptances shall be applied by the Canadian Agent to the payment of drafts drawn under such Canadian Letters of Credit and the reimbursement obligations of the Canadian Borrower with respect to matured Banker’s Acceptances, and the unused portion thereof after all such Canadian Letters of Credit shall have expired or been fully drawn upon, if any, and all such Banker’s Acceptances shall have matured, if any, shall be applied to repay other obligations of the Canadian Borrower hereunder and under the other Loan Documents. After all such Banker’s Acceptances shall have matured and all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the US Borrower and the Canadian Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the US Borrower or the Canadian Borrower, as applicable (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS

9.1.          Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents and appoints the Canadian Agent as sub-agent for the Administrative Agent with respect to all Canadian Collateral Agreements, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2.          Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3.          Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.          Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.          Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, the US Borrower or the Canadian Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.          Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7.          Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the US Borrower or the Canadian Borrower and without limiting the obligation of the US Borrower or the Canadian Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.          Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.          Successor Agents. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Canadian Agent may resign as Canadian Agent upon 10 days notice to the Lenders and the US Borrower. If the Canadian Agent shall resign as Canadian Agent under this Agreement and the other Loan Documents, then the Canadian Required Lenders shall appoint from among the Canadian Revolving Credit Lenders a successor agent for the Canadian Agent, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the US Borrower shall have occurred and be continuing) be subject to approval by the US Borrower (which approval shall not be unreasonably withheld of delayed) whereupon such successor agent shall succeed to the rights, powers and duties of the Canadian Agent, and the term “Canadian Agent” shall mean such successor agent effective upon such appointment and approval, and the former Canadian Agent’s rights, powers and duties as Canadian Agent shall be terminated, without any other or further act or deed on the part of such former Canadian Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. If no successor agent has accepted appointment as Canadian Agent by the date that is 10 days following a retiring Canadian Agent’s notice of resignation, the retiring Canadian Agent’s resignation shall nevertheless thereupon become effective, and the Canadian Revolving Credit Lenders shall assume and perform all of the duties of the Canadian Agent hereunder until such time, if any, as the such Lenders appoint a successor agent as provided for above. Any Syndication Agents may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Syndication Agent, the Administrative Agent or any Lender. Any Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Documentation Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Documentation Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Documentation Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10.        Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11.        The Arrangers; the Syndication Agents; the Documentation Agent; the Joint Bookrunners. Neither any Arranger nor any Syndication Agent nor any Documentation Agent nor any Joint Bookrunner, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person incur any liability, under this Agreement and the other Loan Documents.

9.12.        Withholding Tax. To the extent required by any applicable law, the Administrative Agent and the Canadian Agent, as applicable, may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent or the Canadian Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent and the Canadian Agent, as applicable, of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent and the Canadian Agent, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent and the Canadian Agent, as applicable, as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.13.        Quebec Security. For greater certainty, and without limiting the powers of the Canadian Agent or any other Person acting as an agent or mandatary for the Canadian Agent hereunder or under any of the other Loan Documents, each Lender hereby acknowledges that, for purposes of holding any security granted by any of the Loan Parties on property pursuant to the laws of the Province of Quebec to secure obligations of such Loan Party under any debenture, bond or other title of indebtedness issued by a Loan Party, the Canadian Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders, and in particular for all present and future holders of any debenture, bond or other title of indebtedness issued by a Loan Party. Each Lender hereby irrevocably constitutes, to the extent necessary, the Canadian Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any Loan Party in the Province of Quebec to secure the obligations of such Loan Party under any debenture, bond or other title of indebtedness that may be issued by a Loan Party and pledged in favor of the Canadian Agent for the benefit of the Lenders. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Canadian Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the Assignment and Acceptance. The execution by the Canadian Agent, acting as fondé de pouvoir and mandatary, prior to this Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Canadian Agent may acquire and be the holder of any debenture, bond or other title of indebtedness issued under any deed of hypothec and issue of bonds executed by any

Loan Party in favour of the Canadian Agent as fondé de pouvoir. Each Loan Party hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Canadian Agent, acting as holding of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Canadian Agent in the Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of Section 9.9 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor Canadian Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir).

SECTION 10. MISCELLANEOUS

10.1.        Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)           amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the US Borrower or the Canadian Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

(iii)          amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

(iv)          reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all of the Lenders under such Facility;

(v)           amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(vi)          amend, modify or waive any provision of Section 2.6 or 2.7 without the consent of the Swing Line Lender, as applicable;

(vii)         amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby;

(viii)        amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby; or

(ix)           impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

10.2.        Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the US Borrower, the Canadian Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Vanguard Car Rental USA Holdings Inc.
6929 Lakewood Avenue
Suite 100
Tulsa, Oklahoma 74117
Attention: Thomas C. Kennedy
Chief Financial Officer
Telecopy: 918-401-6040
Telephone: 918-401-4451

With a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Ronald B. Risdon, Esq.
Telecopy: 212-593-5955
Telephone: 212-756-2203

The Canadian Borrower:	National Car Rental (Canada) Inc.
280 Attwell Drive
Etobicoke, Ontario
Canada M9W 5B2
Attention: David Luinenburg
Vice President Finance
Telecopy: 416-798-8687
Telephone: 416-798-9753

With a copy to:	Vanguard Car Rental USA Holdings Inc.
6929 Lakewood Avenue
Suite 100
Tulsa, Oklahoma 74117
Attention: Thomas C. Kennedy
Chief Financial Officer
	Telecopy:	918-401-6040
	Telephone:	918-401-4451

and

Cassels Brock
2100 Scotia Plaza
40 King Street West
Toronto, Ontario
M5H 3C2
	Attention:	Alison Manzer, Esq.
	Telecopy:	416 869 5300
	Telephone:	416 360 8877

The Administrative Agent:	Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
	Attention:	William Archer
	Telecopy:	(212) 903-3000
	Telephone:	(212) 902-5931

With a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
	Attention:	Baxter Wasson
	Telecopy:	212-751-4864
	Telephone:	212-906-2970

The Canadian Agent:	Bank of Montreal
115 South LaSalle Street
12thFl
West Chicago, IL 60603
	Attention:	Stephen Maenhout, VP
	Telecopy:	(312) 845-2199
Telephone: (312) 750-6043

The Syndication Agents:	Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, NY 10004
	Attention:	William Archer
	Telecopy:	(212) 903-3000
	Telephone:	(212) 902-5931

JPMorgan Chase Bank, N.A.
1111 Fannin Tenth Floor
Houston, Texas 77002
	Attention:	Omar E. Jones
	Telecopy:	(713) 750-7912
Telephone: (713) 750-2938

The Documentation Agents:	Lehman Commercial Paper Inc. 745 Seventh Avenue Fifth Floor New York, New York 10019
	Attention:	Joylynn Jarvis
	Telecopy:	212-520-0450
	Telephone:	212-526-6560

Bank of Montreal
115 South LaSalle Street
12th Fl
Chicago, IL 60603
	Attention:	Stephen Maenhout, VP
	Telecopy:	(312) 845-2199
Telephone: (312) 750-6043

Wachovia Bank, National Association
171 17th Street, N.W.; GA4523
	Attention:	Karin E. Samuel
	Telecopy:	(404) 214-3751
Telephone: (404) 214-1442

Issuing Lenders:	As notified by such Issuing Lender to the Administrative Agent, the Canadian Agent and the Borrowers.

provided, that any notice, request or demand to or upon the Agent, any Issuing Lender or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the US Borrower or the Canadian Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

10.3.        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.        Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.        Payment of Expenses. Each of the US Borrower and the Canadian Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intra links, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the US Borrower, the Canadian Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the US Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the US Borrower or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the US Borrower, the Canadian Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the US Borrower and the Canadian Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each of the US Borrower and the Canadian Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the US Borrower or the Canadian Borrower pursuant to this Section shall be submitted to the address of the US Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the US Borrower or the Canadian Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6.        Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the US Borrower, the Canadian Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither the US Borrower nor the Canadian Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender (and any such transfer or assignment by the Borrower shall be void).

(b)           Any Lender may, without the consent of the US Borrower or the Canadian Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than the Sponsor or any of its Subsidiaries or Affiliates) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the US Borrower, the Canadian Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. Each of the US Borrower and the Canadian Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. Each of the US Borrower and the Canadian Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided, that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent (and the Canadian Agent, in the case of the Canadian Revolving Credit Loans or Canadian Revolving Credit Commitments), at any time and from time to time assign to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” or, with the consent of the US Borrower and the Administrative Agent and, (A) in the case of any assignment of US Revolving Credit Commitments, the written consent of the US Issuing Lender and the Swing Line Lender which, in each case, shall not be unreasonably withheld or delayed) and (B) in the case of any assignment of Canadian Revolving Credit Commitments, the written consent of the Canadian Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided, that, the consent of the US Borrower need not be obtained with respect to any assignment of Term Loans), to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the US Borrower, the Administrative Agent, the Canadian Agent, the US Issuing Lender, the Swing Line Lender or the Canadian Issuing Lender is required pursuant to the foregoing provisions, by the US Borrower or the Canadian Borrower, as applicable, and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (with respect to Term Loans) and $2,500,000 (with respect to the Revolving Credit Facilities) (other than in the case of an assignment of all of a Lender’s interests under this

Agreement), unless otherwise agreed by the US Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.19, 2.20 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, neither the consent of the US Borrower nor the Canadian Borrower, as applicable, shall be required nor shall the prohibition on assignments of Canadian Revolving Credit Commitments to Non-Canadian Lenders apply, for any assignment that occurs at any time when any Event of Default under Sections 8(a), (e) or (f) shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. Notwithstanding anything to the contrary contained in this Section 10.6, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or a Related Fund by the execution of an Assignment and Acceptance by such assigning Lender and its Affiliate or Related Fund but without written notice of such assignment to the Administrative Agent or delivery of such executed Assignment and Acceptance to the Administrative Agent; provided, however, that (x) the Loan Parties and Agents may continue to deal solely and directly with the assigning Lender until such Assignment and Acceptance has been delivered to the Administrative Agent, (y) the failure of such assigning Lender to deliver such notice or to deliver the Assignment and Acceptance to the Administrative Agent or any other Person shall not affect the legality, validity, or binding effect of such assignment, and (z) an Assignment and Acceptance between an assigning Lender and its Affiliate or a Related Fund shall be effective as of the date specified in such Assignment and Acceptance. No US Revolving Credit Lender that is also a Canadian Revolving Credit Lender shall assign its US Revolving Credit Commitments separately from its Canadian Revolving Credit Commitments.

(d)           The Administrative Agent shall, on behalf of the US Borrower and the Canadian Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. In the case of an assignment to an Affiliate or Related Fund pursuant to the last sentence of Section 10.6(c), in which an Assignment and Assumption is not delivered to the Administrative Agent, the Assignor, on behalf of the US Borrower and the Canadian Borrower, shall maintain a register (the “Related Party Register”‘) comparable to the Register. The entries in the Register or Related Party Register shall be conclusive, in the absence of manifest error, and the US Borrower, the Canadian Borrower each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the US Borrower or the Canadian Borrower, as applicable, marked “canceled.” The Register shall be available for inspection by the US Borrower, the Canadian Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the applicable Revolving Credit Commitment and/or Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the applicable Revolving Credit Commitment and/or Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent or with respect to the Canadian Revolving Credit Loans and the Canadian Revolving Credit Commitments, the Canadian Agent, and the US Borrower or the Canadian Borrower, as applicable, the option to provide to the US Borrower or the Canadian Borrower, as applicable, all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the US Borrower or the Canadian Borrower, as applicable, pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the US Borrower or the Canadian Borrower, as applicable, and the applicable Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the US Borrower or the Canadian Borrower, as applicable, and applicable Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided, that non-public information with respect to the US

Borrower or the Canadian Borrower may be disclosed only with the US Borrower’s or the Canadian Borrower’s consent, as applicable, which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7.        Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The provisions of this paragraph are intended to apply to all Lenders and to all payments, Collateral or proceeds of Collateral received by such Lenders in respect of the Obligations of the US Borrower or the Canadian Borrower hereunder regardless of whether such payment, collateral or proceeds from Collateral received by such Benefited Lender were received by such Lender with respect to the Obligations of the US Borrower or the Canadian Borrower or and regardless of whether the collateral or proceeds of Collateral were pledged to secure the Canadian Revolving Credit Facility, the US Revolving Credit Facility or the Term Loan Facility.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the US Borrower or the Canadian Borrower, any such notice being expressly waived by the US Borrower and the Canadian Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the US Borrower and the Canadian Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the US Borrower or the Canadian Borrower, as the case may be, provided, that notwithstanding the foregoing, no Lender may set off deposits, claims or other property of the Canadian Borrower or a Canadian Subsidiary against amounts owed to such Lender unless such amounts owed are Canadian Obligations. Each Lender agrees promptly to notify the Borrower, and the Administrative Agent after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.      Integration. This Agreement and the other Loan Documents represent the entire agreement of the US Borrower, the Canadian Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.      Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in New York County, NY, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the US Borrower or the Canadian Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13.      Acknowledgments. Each of the US Borrower and the Canadian Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the US Borrower or the Canadian Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the US Borrower and the Canadian Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the US Borrower, the Canadian Borrower and the Lenders.

10.14.      Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided, that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15.      Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by any Loan Party having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (b) or (c) below.

(b)           At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than (i) obligations under Sections 2.19, 2.20, 2.21 and 10.5 that are not then due and payable and demanded and (ii) obligations under or in respect of Specified Hedge Agreements) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. Nevertheless, the Administrative Agent shall, if so requested by any Loan Party at or after such termination, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such termination and take such actions as may be necessary to redeliver or release all Collateral within its control, in each case at the expense of such Loan Party.

(c)           Upon any Disposition of Collateral permitted by Section 7.5 made by any Loan Party to any Person that is not a Loan Party, such Collateral shall be released from the Liens created by the Security Documents, without delivery of any instrument or performance of any act by any Person (it being agreed that the Disposition of the property of Direct Parent, including Capital Stock of the US Borrower owned by Direct Parent, will not be in any respect restricted by this Agreement or any other Loan Document, except only that any such Disposition made prior to consummation of an IPO (other than a Disposition by Direct Parent to a Subsidiary of Direct Parent which thereupon becomes the Direct Parent) shall constitute an Event of Default as set forth in Section 8(j)). Nevertheless, the Administrative Agent shall, if so requested by any Loan Party at or after such release, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such release and take other such actions as may be necessary to redeliver or release all such Collateral within its control, in each case at the expense of such Loan Party.

10.16.      Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the US Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the US Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the US Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or successor thereof or, if applicable, the SEC.

10.17.      Authorization to Enter Into Standstill Letter. Each Lender and Agent (other than the Administrative Agent) hereby (a) irrevocably authorizes and directs the Administrative Agent to execute, deliver and perform the obligations of the Administrative Agent under the Standstill Letter and to take or omit to take any and all actions required thereby or, in the judgment of the Administrative Agent, appropriate or incidental thereto and (b) agrees (for the direct and enforceable benefit of each party entitled under the Standstill Letter to enforce the obligations of the Administrative Agent thereunder) to be bound by each and all of the obligations of the Administrative Agent set forth in the Standstill Letter to the same extent that the Administrative Agent is bound thereby. Each party hereto (other than the Administrative Agent) hereby acknowledges and agrees that, in entering into the Standstill Letter and in respect of any performance, breach, act, omission, event or occurrence arising from or in any manner related or incidental to the Standstill Letter or any claim or dispute based thereon, arising therefrom or related or incidental thereto, the Administrative Agent will be entitled to each and all of the rights, powers, privileges, protections, immunities and indemnities provided to it under this Agreement, including its indemnification rights under Sections 2.21, 9.7 and 10.5, and the other Loan Documents.

10.18.      Delivery of Lender Addenda. Each initial Lender may become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.19.      WAIVERS OF JURY TRIAL. THE US BORROWER, THE CANADIAN BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.20.      Judgment Currency. (a) If, for the purpose of obtaining or enforcing judgment against a Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the State of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.20 being hereinafter in this Section 10.20 referred to as the “Judgment Conversion Date”); and (b) if, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the US Borrower or the Canadian Borrower under this Section 10.20 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents. The term “rate of exchange” in this Section 10.209 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VANGUARD CAR RENTAL USA HOLDINGS INC., as Borrower

By:	/s/ Gerard J. Kennell
	Name:	Gerard J. Kennell
	Title:	Senior Vice President & Treasurer

NATIONAL CAR RENTAL (CANADA) INC.,
as Borrower

By:	/s/ Gerard J. Kennell
	Name:	Gerard J. Kennell
	Title:	Senior Vice President & Treasurer

Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Collateral Agent, Co-Syndication Agent, Joint Lead Arranger, Joint Bookrunner, and as a Lender

Authorized Signatory:	/s/ [ILLEGIBLE]
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent and as a Lender

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Vice President

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Daniel M. Hochstadt
	Name:	Daniel M. Hochstadt
	Title:	Vice President

LEHMAN BROTHERS INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jeffrey D. Abt
	Name:	Jeffrey D. Abt
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC.,
as Co-Documentation Agent and as a Lender

By:	/s/ Jeffrey D. Abt
Name: Jeffrey D. Abt
Title: Authorized Signatory

LEHMAN BROTHERS INC.,
as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC.,
as Co-Documentation Agent and as a Lender

By:
Name:
Title:

BANK OF MONTREAL,
as Canadian Agent, Co-Documentation Agent and as a
Lender

By:	/s/ Ben Ciallella
	Name:	Ben Ciallella
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent and as a Lender

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC.,
as Co-Documentation Agent and as a Lender

By:
Name:
Title:

BANK OF MONTREAL,
as Co-Documentation Agent and as a Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agent and as a Lender

By:	/s/ Karin E. Samuel
	Name:	Karin E. Samuel
	Title:	Vice President

Goldman Sachs Credit Partners L.P.,
as a Lender

By:	/s/ William W. Archer
	Name:	William W. Archer
	Title:	Managing Director

Lehman Commercial Paper Inc,
as a Lender

By:	/s/ Laurie B Perper
	Name:	Laurie B Perper
	Title:	authorized signatory

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Robert P. Kellas
	Name:	Robert P. Kellas
	Title:	Vice President

Bank of Montreal
as a Lender

By:	/s/ Stephen A. Maenhout
	Name:	Stephen A. Maenhout
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH,
as a Lender

By:	/s/ Mark E. Gleason
	Name:	Mark E. Gleason
	Title:	Director

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Associate

Bear Stearns Corporate Lending Inc.,
as a Lender

By:	/s/ Victor F. Bulzacchelli
Name: Victor F. Bulzacchelli
Title: Vice President

Bank of America. N.A.
as a Lender

By:	/s/ David L. McCauley
Name: David L. McCauley
Title: Principal

Citicorp North America, Inc.,
as a Lender

By:	/s/ Stephen Cunningham
Name: Stephen Cunningham
Title: Vice President

IXIS Financial Products Inc.

as a Lender

By:	/s/ Mark P. Trager
	Name:	MARK P. TRAGER
	Title:	Managing Director

By:	/s/ Christopher Hayden
	Name:	Christopher Hayden
	Title:	Managing Director

Bank of Oklahoma, N.A.
as a Lender

By:	/s/ David G. Lamb
Name: David G. Lamb
Title: Senior Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Alison McGuigan
Name: Alison McGuigan
Title: Associate Director

Wachovia Capital Finance Corporation (Canada),
as a Canadian Lender

By:	/s/ Enza Agosta
	Name:	Enza Agosta
	Title:	Vice President

Enza Agosta
Vice President Wachovia Capital Finance Corporation (Canada)

Notice Address:

141 Adelaide Street West, Suite 1500 Toronto, Ontario, M5H 3L5 T: (416) 364-6401 F: (416) 364-8165